EXHIBIT 2.1

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                            ASSET PURCHASE AGREEMENT

                                  by and among


                                    KPMG LLP

                                   as Seller,


                                DAS BUSINESS, LLC

                                    as Buyer

                                       and

                              FTI CONSULTING, INC.


                               as Parent of Buyer


                          dated as of October 22, 2003



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                                TABLE OF CONTENTS

                                                                            Page

1.   Definitions...............................................................2

     1.1      Defined Terms....................................................2
     1.2      Other Definitional and Interpretive Matters......................8

2.   Purchase and Sale of the Assets...........................................9

     2.1      Purchase and Sale of Assets......................................9
     2.2      Assets Not Purchased.............................................9
     2.3      Purchase Price..................................................10
     2.4      Assumed Liabilities.............................................10
     2.5      No Offset.......................................................12
     2.6      Further Assurances; Further Conveyances and Assumptions;
              Third Party Consents............................................13

3.   Representations and Warranties of Seller.................................14

     3.1      Organization and Qualification..................................14
     3.2      Authorization; Binding Effect...................................15
     3.3      Non-Contravention; Consents.....................................15
     3.4      Title to Purchased Assets; Sufficiency of Assets................16
     3.5      Permits.........................................................16
     3.6      Compliance With Laws; Litigation................................16
     3.7      Business Employees; Employee Benefits...........................16
     3.8      Contracts.......................................................17
     3.9      Financial Statements; Absence of Changes........................18
     3.10     Data Integrity..................................................19
     3.11     Taxes...........................................................19
     3.12     Clients.........................................................19
     3.13     Insurance.......................................................19
     3.14     Government Contracts............................................19
     3.15     Business Activity Restriction...................................20
     3.16     Brokers.........................................................20
     3.17     No Other Representations........................................20

4.   Representations and Warranties of Buyer and Parent.......................20

     4.1      Organization and Qualification..................................20
     4.2      Authorization; Binding Effect...................................21
     4.3      Non-Contravention; Consents.....................................21
     4.4      Status of Buyer.................................................22
     4.6      Sufficiency of Funds............................................22

5.   Certain Covenants........................................................23

     5.1      Access to Information...........................................23

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     5.2      Conduct of Business.............................................24
     5.3      Taxes...........................................................24
     5.4      Business Employees..............................................26
     5.5      Regulatory Compliance...........................................27
     5.6      Permit Transfer.................................................27
     5.7      Advice of Changes...............................................28
     5.8      Non-Competition and Non-Solicitation by Seller..................29
     5.9      Non-Solicitation by Buyer and Parent............................30
     5.10     Confidentiality.................................................30
     5.11     No Additional Representation....................................31
     5.12     Limited Use of KPMG Name........................................32
     5.13     Transfer of Payments; Delivery of Mail..........................32
     5.14     Litigation Support..............................................32
     5.15     Enforcement of Non-Competition Agreements.......................33
     5.16     Collection Efforts..............................................33
     5.17     Financing.......................................................33

6.   Closing  ................................................................34

     6.1      Closing.........................................................34
     6.2      Deliveries by Seller............................................34
     6.3      Deliveries by Buyer.............................................34
     6.4      Contemporaneous Effectiveness...................................35

7.   Conditions Precedent to Closing..........................................35

     7.1      General Conditions..............................................35
     7.2      Conditions Precedent to Buyer's and Parent's Obligations........36
     7.3      Conditions Precedent to Seller's Obligations....................37

8.   Survival and Indemnity...................................................37

     8.1      Survival of Representations and Warranties......................38
     8.2      General Agreement to Indemnify..................................38
     8.3      General Procedures for Indemnification..........................40

9.   Termination..............................................................42

     9.1      Termination.....................................................42
     9.2      Effect of Termination...........................................42

10.  Miscellaneous............................................................43

     10.1     Notices.........................................................43
     10.2     Expenses........................................................44
     10.3     Entire Agreement................................................44
     10.4     Jurisdiction, Service of Process................................44
     10.5     Governing Law...................................................45
     10.6     Waiver..........................................................45
     10.7     No Oral Modification............................................45

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     10.8     Reasonable Commercial Efforts...................................45
     10.9     Assignments, Successors.........................................46
     10.10    Severability....................................................46
     10.11    Captions........................................................46
     10.12    No Third Party Beneficiaries....................................46
     10.13    Counterparts....................................................47
     10.14    Public Announcement.............................................47
     10.15    Waiver of Compliance with Bulk Transfer Laws....................47

Schedules

Schedule 1.1(a)                Business Employees
Schedule 1.1(b)(i)             DAS Principals
Schedule 1.1(b)(ii)            DAS Professionals
Schedule 2.1(b)                Personal Property
Schedule 2.1(c)                Purchased Contracts
Schedule 3.3(b)                Seller Required Consents
Schedule 3.4                   Sufficiency of Assets
Schedule 3.5                   Permits
Schedule 3.6(a)                Seller Compliance with Law
Schedule 3.6(b)                Seller Litigation
Schedule 3.7(a)                Business Employee Information
Schedule 3.7(b)                Benefit Plans
Schedule 3.7(d)                Notice of Intent to Withdraw
Schedule 3.8(a)                Material Contracts
Schedule 3.8(b)                Unapplied Retainers
Schedule 3.9(a)                September 30, 2003 Financial Statements
Schedule 3.9(c)                Certain Changes Subsequent to September 30, 2003
Schedule 3.9(c)(viii)          Transactions with Business Employees
Schedule 3.9(c)(ix)            Changes in Employment Terms of Business Employees
Schedule 3.12                  Material Clients
Schedule 3.14                  Government Contracts
Schedule 3.15                  Business Activity Restrictions
Schedule 4.3(b)                Buyer Required Consents
Schedule 5.2                   Seller's Conduct of Business Until Closing Date

Exhibits

Exhibit A                Form of Client Consent
Exhibit B                Description of DAS Services
Exhibit C                Description of Permitted Services
Exhibit D                Form of Bill of Sale
Exhibit E                Form of Assumption Agreement
Exhibit F                Form of Transition Services Agreement
Exhibit G                Form of DAS Principal Certificate
Exhibit H                Form of Principal Employment Agreement

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                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of October 22, 2003, by and among KPMG LLP, a Delaware limited liability partnership ("Seller"), DAS BUSINESS, LLC, a Maryland limited liability company ("Buyer"), and FTI CONSULTING, INC., a Maryland corporation ("Parent").


                                    RECITALS

     A. WHEREAS, Seller, among other things, operates a business unit known as KPMG Forensic which provides Dispute Advisory Services ("DAS"), as described in the first paragraph of Exhibit B attached hereto, and Investigative and Integrity Advisory Services and other services (collectively, "IIAS"), as described on Exhibit C attached hereto;

     B. WHEREAS, Buyer wishes to acquire a material portion of Seller's DAS business but not Seller's IIAS business;

     C. WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets and Buyer is willing to assume the Assumed Liabilities, in each case as more fully described and upon the terms and subject to the conditions set forth herein;

     D. WHEREAS, Buyer is a wholly-owned subsidiary of Parent formed for the purpose of acquiring, operating and holding the Purchased Assets and assuming the Assumed Liabilities;

     E. WHEREAS, Seller on the one hand, and Buyer on the other hand desire to execute and deliver the Bill of Sale, the Assumption Agreement, the Transition Services Agreement and the other certificates, documents and instruments to be executed and delivered to effectuate the sale, transfer and assignment of the Purchased Assets and the assumption of the Assumed Liabilities, and the other transactions contemplated hereby (such agreements and all other agreements, certificates, documents and instruments entered into at or prior to the Closing pursuant to the provisions of this Agreement, or subsequent to the Closing, pursuant to Section 2.6, collectively, the "Collateral Agreements");

     F. WHEREAS, as an inducement to Buyer and Parent to enter into and perform this Agreement and the transactions contemplated hereby, without which inducement neither Buyer nor Parent would have entered into this Agreement, Seller has agreed, on the terms and subject to the conditions set forth in
Section 5.8 herein, to refrain from engaging in a Competing Business, and Buyer and Parent have relied on such agreement; and

     G. WHEREAS, the parties have obtained all requisite corporate, limited liability company and partnership approvals, as the case may be, necessary to execute and deliver this Agreement.

     NOW, THEREFORE, in consideration of and in reliance upon the mutual premises, agreements, covenants, representations and warranties contained herein, and other



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good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                    AGREEMENT

     1. DEFINITIONS

        1.1 DEFINED TERMS

         For the purposes of this Agreement, the following words and phrases have the following meanings whenever used in this Agreement (including the Schedules and Exhibits hereto):

         "Action" means any action, claim, suit, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Body or similar Person or body.

         "Affiliate" of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

         "Agreement" has the meaning assigned in the preamble hereof.

         "Allocation" has the meaning assigned in Section 5.3(b).

         "Assumed Liabilities" has the meaning assigned in Section 2.4(a).

         "Assumption Agreement" has the meaning assigned in Section 6.2(c).

         "Benefit Plan" means each "employee benefit plan," as defined in
Section 3(3) of ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA) and each profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, defined benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, program or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded, maintained or contributed to by Seller in which any Business Employee participates.

         "Bill of Sale" has the meaning assigned in Section 6.2(a).

         "Business Day" means a day that is not a Saturday, a Sunday or a day on which money center commercial banks in the City of New York, Borough of Manhattan, are authorized or required by law, regulation or executive order to remain closed.



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         "Business Employees" means only (i) the employees of Seller set forth on Schedule 1.1(a) and who continue to be employees of Seller immediately prior to the Closing, (ii) employees hired by Seller between the date of this Agreement and the Closing Date who continue to be employees of Seller immediately prior to the Closing Date and to whom Seller acknowledges that Buyer intends to make offers of employment and who, therefore, shall be designated by Buyer as Business Employees, (iii) the DAS Principals and (iv) the DAS Professionals.

         "Business Records" means all books, records, ledgers, files, Business Employee work product, and other similar information and documents of Seller (in any electronic, magnetic, paper or other form or medium) and all Tax Returns, in all cases, solely related to the Engagement Agreements or the other Purchased Assets or Assumed Liabilities (except litigation files related to Excluded Assets).

         "Buyer" has the meaning assigned in the preamble.

         "Buyer Indemnified Party" has the meaning assigned in Section 8.2(a).

         "Buyer Required Consents" has the meaning assigned in Section 4.3(b).

         "Closing" has the meaning assigned in Section 6.1.

         "Closing Date" has the meaning assigned in Section 6.1.

         "COBRA Coverage" means health continuation coverage as required by
Section 4980 of the Code of Part 6 of Title I of ERISA.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Collateral Agreements" has the meaning assigned in Recital E.

         "Competing Business" has the meaning assigned in Section 5.8(b).

         "Computer Amount" has the meaning assigned in Section 5.18.

         "Confidentiality Agreement" has the meaning assigned in Section
5.10(a).

         "Confidential Information" has the meaning assigned in Section 5.10(b).

         "Contracts" means all contracts, engagement and retention letters, commitments, undertakings, arrangements, understandings and agreements of every nature, including all engagement agreements, court-approved retentions, leases and subleases, licenses and sublicenses, supply contracts, purchase orders and sales orders or portions thereof, to which Seller is a party currently in effect or entered into by Seller between the date hereof and the Closing Date and outstanding as of such date, other than Employment Agreements and Benefit Plans (it being understood that "Contracts" does not include any notes, mortgages, indentures, letters of credit, guarantees and other obligations and agreements for or relating to any lending or borrowing, any leases of real property, any insurance policies and any agreements creating any


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guarantees or keep-well agreements or other agreements to be liable for the obligations of another Person by Seller or any software, application or technology license agreement).

         "DAS" has the meaning assigned in Recital A.

         "DAS Principals" means the individuals identified on Schedule
1.1(b)(i).

         "DAS Professionals" means the individuals identified on Schedule 1.1(b)(ii).

         "DAS Services" has the meaning assigned in Section 5.8(b).

         "Employment Agreement" means a contract, offer letter or agreement of Seller with or addressed to any Business Employee pursuant to which Seller has any actual or contingent liability or obligation to provide compensation or benefits in consideration for past, present or future services, or pursuant to which any Business Employee undertakes confidentiality or non-competition obligations.

         "Encumbrance" means any mortgage, pledge, easement, hypothecation, adverse claim, assignment, charge, imperfection, encumbrance, lien (statutory or other), charge or other security interest or matter affecting title.

         "Engagement Agreement" means a Contract which remains executory and not fully performed on the Closing Date to which Seller is a party and which relates to the engagements of the DAS Principals or DAS Professionals who become Transferred Employees.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Assets" has the meaning assigned in Section 2.2.

         "Excluded Liabilities" has the meaning assigned in Section 2.4(b).

         "FMLA" has the meaning assigned in Section 3.7(a).

         "GAAP" means generally accepted accounting principles, as currently in effect in the United States applied on a basis consistent with the application of such principles in the preparation of the Financial Statements.

         "Governmental Body" means any nation or government, any state or other political subdivision thereof, any legislative, executive or judicial unit or instrumentality of any governmental entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof or any entity (including a court or self-regulatory organization) exercising executive, legislative, judicial, Tax, regulatory or administrative functions of or pertaining to any public authority or government.





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         "Grant Thornton" means Grant Thornton LLP.

         "HCA Engagement Agreements" shall mean the following executory Engagement Agreements currently in full force and effect: (1) that certain agreement dated May 22, 2002, between Seller, as Independent Review Organization, and HCA Inc. ("HCA"), (2) that certain agreement dated May 22, 2002 between Seller and Latham & Watkins regarding HCA litigation support, (3) that certain agreement dated March 3, 2003 between Seller, Ober, Kaler, Grimes & Shriver and Cedars Hospital and (4) that certain agreement dated March 15, 2003 between Kennedy, Covington, Lobdell & Hickman, L.L.P., Seller and Brunswick Community Hospital.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "IIAS" has the meaning assigned in Recital A.

         "Income Taxes" has the meaning assigned in Section 5.3(e).

         "Indemnified Party" means a Buyer Indemnified Party or a Seller Indemnified Party.

         "Indemnifying Party" has the meaning assigned in Section 8.3(a).

         "IRS" means the U.S. Internal Revenue Service.

         "Knowledge" means, in connection with any representation and warranty contained in this Agreement that is expressly qualified by reference to the Knowledge of Seller or Buyer, with respect to Knowledge of Seller, the actual knowledge, after reasonable investigation, of any of the DAS Principals (but only with respect to matters, facts or circumstances related to the Purchased Assets, Assumed Liabilities or DAS Principals), Jack Taylor, Mark Zuffante, Charles C. Wyand, Jim Buckley, or (Timothy Flynn, or, with respect to Knowledge of Buyer, the actual knowledge, after reasonable investigation, of Dominic DiNapoli, Jack B. Dunn, IV, Stewart J. Kahn, Theodore I. Pincus, Dianne R. Sagner or Philip R. Jacoby, Jr.

         "KPMG Name" has the meaning assigned in Section 2.2(a).

         "Law" or "Laws" shall mean any law, statute, ordinance, rule, regulation, writ, pronouncement, enactment, code, order, judgment, ruling, decree, determination, Tax ruling, injunction or decree of any Governmental Body.

         "Losses" has the meaning assigned in Section 8.2(a).

         "Material Adverse Effect" means a material adverse effect on the business, operations, assets, condition (financial or other) or results of operations of the Purchased Assets, the Assumed Liabilities or the Buyer or Parent as the context requires, taken as a whole; provided, that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect: (i) conditions generally affecting any of the industries or markets in which the Seller or the Buyer or Parent, as the context requires, operates, (ii) any disruption arising out of or relating to actions contemplated by the parties in connection with, or



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which is attributable to, the transactions contemplated hereby, (iii) subject to the condition set forth in Section 7.2(f), the failure of which to occur shall automatically be deemed to constitute a Material Adverse Effect, the failure of any partner, principal or other employee of Seller to accept Buyer's offer of employment, (iv) irrespective of any consent or approval required as a condition to Closing (including any consent or approval required as a condition to Closing pursuant to Section 7.2(e)(i), the failure to obtain which consent or approval shall automatically be deemed to constitute a Material Adverse Effect) or of Seller's obligations pursuant to Section 2.6, the failure to obtain any third party consent or approval necessary or desirable in connection with the transfer and assignment to Buyer of any Engagement Agreement or (v) loss or potential loss of customers of Seller's DAS business, which are not registrants under the Exchange Act, for which Seller provides audit services.

         "Material Contracts" has the meaning assigned in Section 3.8.

         "Non-Compete Period" has the meaning assigned in Section 5.8(b).

         "Ongoing Engagements" has the meaning assigned in Section 3.12.

         "Outside Date" has the meaning assigned in Section 9.1(e).

         "Parent" has the meaning assigned in the preamble.

         "Permits" means all permits, licenses, certificates, approvals, qualifications, registrations, and similar authorizations issued to Seller by a Governmental Body related solely to the Purchased Assets, the Assumed Liabilities or the Transferred Employees, including any amendment, modification, limitation, condition or renewal thereof.

         "Permitted Encumbrances" means (i) Encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (ii) any mechanics', carriers', workmen's, repairmen's or other similar liens arising or incurred in the ordinary course of business, (iii) any liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) mortgages, liens, security interests and Encumbrances which secure debt that is reflected as a liability on the Financial Statements and the existence of which is indicated in the notes thereto, and (v) Encumbrances or other imperfections of title which do not, individually or in the aggregate, significantly interfere with Buyer's ability to use any Purchased Asset in the ordinary course of business.

         "Person" means any individual, corporation, partnership, limited liability company, limited liability firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any Governmental Body.

         "Personal Property" means all machinery, equipment, furniture, furnishings and other tangible personal property owned or leased by Seller.

         "Prepaid Expenses" means all credits, prepaid expenses, deferred charges, advance payments, security deposits and other prepaid items of Seller.



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         "Principal Employment Agreements" has the meaning assigned in Section
7.2(f).

         "Purchase Price" has the meaning assigned in Section 2.3(a).

         "Purchased Assets" has the meaning assigned in Section 2.1.

         "Purchased Contracts" has the meaning assigned in Section 2.1(c)

         "Referenced Litigation" means any Action brought or threatened to be commenced against or otherwise involving Buyer or its Affiliates with respect to: (i) the hiring or retention by Seller or its Affiliates of any former partners (or their estates, representatives' trustees, or assignees) of Andersen Worldwide, S.C., Arthur Andersen, LLP or their Affiliates and alleging insufficient, or otherwise challenging the amount, timing or method of, payment of consideration to Arthur Andersen, LLP or its Affiliates in connection with the solicitation, hiring or treatment of any partners or employees thereof; or
(ii) travel-related billing practices of Seller or its Affiliates.

         "Retainer Amount" has the meaning assigned in Section 5.18.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" has the meaning assigned in Section 10.2.

         "Seller" has the meaning assigned in the preamble hereof.

         "Seller Indemnified Party" has the meaning assigned in Section 8.2(a).

         "Seller Required Consents" has the meaning assigned in Section 3.3(b).

         "September 30, 2003 Financial Statements" has the meaning assigned in
Section 3.9(a).

         "Tax Returns" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to or filed with a Tax authority of a Governmental Body relating to Taxes.

         "Taxes" mean all taxes of any kind, charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment,, social security, worker's compensation, unemployment, occupation, capital stock, ad valorem, value-added, transfer, gains, profits, license, net worth, asset, transaction, and other taxes, imposed upon any Person by any Law or Governmental Body, together with any interest and any penalties, or additions to tax, with respect to such taxes.

         "Third Party Claim" has the meaning assigned in Section 8.3(a).

         "Transfer Date" has the meaning assigned in Section 5.4(b).

         "Transferred Employees" has the meaning assigned in Section 5.4(a).



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         "Transition Services Agreement" has the meaning assigned in Section
6.2(d).

         "Unapplied Retainers" has the meaning assigned in Section 2.1(a).

         "WARN Act" has the meaning assigned in Section 5.4(e).

         1.2 OTHER DEFINITIONAL AND INTERPRETIVE MATTERS

         Unless otherwise expressly provided, for purposes of this Agreement and the Collateral Agreements, the following rules of interpretation shall apply:

         (a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

         (b) Gender and Number. Any reference to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

         (c) Headings. The provision of a Table of Contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement and the Collateral Agreements. All references in this Agreement to any "Section" are to the corresponding Section of the agreement in which such reference occurs unless otherwise specified.

         (d) Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

         (e) Sale. Except where otherwise expressly stated, the word "sale" or any variation thereof means, with reference to a thing or item, the sale, transfer, delivery, assignment and conveyance of all right, title and interest in, to under and in respect of such thing or item.

         (f) Including. The word "including" or any variation thereof means "including without limitation" and shall not be construed to limit any general statement or description that it follows to the specific or similar items or matters immediately following it.

         (g) Schedules and Exhibits. The Schedules and Exhibits attached to each of this Agreement and the Collateral Agreements shall be construed with and as an integral part of this Agreement and the Collateral Agreements to the same extent as if the same had been set forth verbatim herein and therein. Disclosure in any of the schedules provided pursuant to Article 3 or Article 4 shall be deemed to be disclosure on every other schedule in which it may be relevant; provided that if the disclosure of any item in a schedule other than in the relevant schedule includes an express cross-reference to each other such schedule to which the disclosure is intended to relate.





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    2.   PURCHASE AND SALE OF THE ASSETS

         2.1 PURCHASE AND SALE OF ASSETS

         Upon the terms and subject to the conditions of this Agreement and in reliance on the accuracy and completeness of the representations and warranties contained herein and in the Collateral Agreements, at the Closing, Seller shall grant, sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of the right, title and interest of Seller in, to under and in respect of, the following assets, as the same shall exist on the Closing Date (collectively, the "Purchased Assets"):

         (a) The advance billings and the unapplied monetary portion heretofore paid to Seller in respect of retainers relating to the Engagement Agreements to be assigned and transferred to Buyer hereunder (the "Unapplied Retainers");

         (b) the Personal Property listed on Schedule 2.1(b);

         (c) all rights and entitlements of Seller under the Contracts listed on
Schedule 2.l(c), including the Engagement Agreements (the "Purchased Contracts")

         (d) all Business Records;

         (e) all of Seller's rights, title and interests under or pursuant to all warranties, refunds, rebates, indemnities, representations and guarantees of or made by vendors or suppliers in connection with the Purchased Assets or the Assumed Liabilities;

         (f) all Permits;

         (g) the going-concern value and other intangible assets of Seller related to the Purchased Assets, other than trademarks and trade names, including customer lists and related current and historical information; and

         (h) all laptop, personal digital assistant, or PDA, and other portable computers of Seller used primarily by the Transferred Employees.

         2.2  ASSETS NOT PURCHASED

         Anything in this Agreement notwithstanding, Seller shall not grant, bargain, sell, transfer, assign, convey or deliver, and Buyer shall not acquire, accept assignment or transfer of or receive any interest in, any of the assets of Seller or its Affiliates other than the Purchased Assets (the "Excluded Assets"). The Excluded Assets include the following:

         (a) (i) the name KPMG, any name used by any firm in the KPMG global network or its predecessor(s), and any derivative of the foregoing including "Peat Marwick", (ii) any logo, device, trade mark, trade dress, trade name, service mark or any other words, symbol or style (whether registered or not) from time to time used in association with or relating to the name "KPMG" or any such predecessor name or derivative thereof including "Peat Marwick"


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and (iii) any goodwill symbolized by or associated with any of the foregoing
((i), (ii) and (iii) above, collectively, the "KPMG Name");

         (b) any accounts receivable or work-in-process of Seller, including any intercompany receivables and intercompany work in process;

         (c) any Prepaid Expenses;

         (d) any real property, or any leases, subleases and licenses in respect of real property to which Seller or any of its Affiliates is a party;

         (e) any Benefit Plans or interests in Benefit Plans;

         (f) cash and cash equivalents;

         (g) Tax refunds and Tax claims;

         (h) any insurance policies and agreements;

         (i) all rights accruing to Seller pursuant to this Agreement;

         (j) all assets of Seller, the use of which or the access to which may be provided to Buyer pursuant to the Transition Services Agreement, including any information technology infrastructure or equipment, facilities, furniture, fixtures and software licenses for software used on any computers used by the Business Employees;

         (k) all books and records of Seller not constituting Purchased Assets or Business Records; and

         (l) all Personal Property other than as provided in Section 2.1.

         2.3 PURCHASE PRICE

         (a) Buyer shall pay to Seller, in cash, at the Closing, in consideration of the sale of the Purchased Assets and in addition to assuming the Assumed Liabilities, the sum of Eighty Nine Million One Hundred Twenty Five Thousand Dollars and No Cents ($89,125,000.00) (the "Purchase Price").

         (b) All payments pursuant to this Section 2.3 shall be made by wire transfer in immediately available funds to an account designated by Seller in written instructions to be delivered to Buyer at least two (2) Business Days prior to the payment date.

         2.4 ASSUMED LIABILITIES

         (a) In connection with the purchase and sale of the Purchased Assets pursuant to this Agreement, at the Closing, Buyer shall assume and agree to honor, pay and discharge when due the following liabilities and obligations of Seller (the "Assumed Liabilities"):

               (i) the liabilities and obligations of Seller under the Engagement Agreements or other Purchased Contracts assigned and transferred to Buyer hereunder, to the extent the performance thereof by Buyer is due from and after the Closing Date, including the obligation to perform services with respect to the unapplied monetary portion heretofore paid to Seller of all retainers in respect of such Engagement Agreements;

               (ii) the liabilities and obligations of Seller under the Permits included in the Purchased Assets to be performed on or after, and in respect of periods following, the Closing Date; and

               (iii) all other liabilities and obligations in respect of the Purchased Assets to the extent arising out of or related to facts or circumstances occurring after the Closing.

         (b) Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities shall not include any liabilities (collectively, the "Excluded Liabilities") not expressly assumed pursuant to Section 2.4(a), including:

               (i) with respect to accounts payable, trade payables, notes payable or any other payables or similar obligations of Seller existing on or for periods prior to the Closing Date;

               (ii) with respect to any indebtedness for borrowed money or otherwise of Seller;

               (iii) with respect to any liability of Seller for the payment of Taxes with respect to periods ending on or prior to the Closing Date;

               (iv) arising out of any Employment Agreement, or any contract, plan commitment, arrangement, understanding or agreement, other than obligations arising under the Purchased Contracts;

               (v) arising from the breach or violation of any Contract or Permit or other obligation or legal duty (including any tort committed or alleged to have been committed by Seller) or any violation of any Law occurring or in existence on or prior to the Closing Date, or arising from any breach or violation of any Contract which results from the transactions contemplated by this Agreement;

               (vi) any statutory obligations with respect to the continuation of benefits for Persons who cease to be Business Employees (other than Transferred Employees who subsequently cease to be employees of Buyer) and any obligations or liabilities of any kind under or in respect of the Benefit Plans;

               (vii) any liabilities under the Employment Agreements, arising out of Seller's employee manuals or policies, or any severance or termination costs incurred by Seller in connection with any of its partners or employees under Benefit Plans, contracts, policies, unemployment or other applicable laws or otherwise;

               (viii) arising from any environmental risk, contamination, condition, discharge or disposal occurring or in existence on or prior to the Closing Date, whenever and by whomever generated, whether or not in compliance with applicable laws;

               (ix) any liability of Seller which any Person seeks to impose upon Buyer by virtue of any theory of successor liability (including liabilities relating to the Referenced Litigation), environmental matters, employee benefit plans, Taxes and labor and employment matters, or any indemnification obligations either arising prior to the Closing Date or relating to periods ending on or prior to the Closing Date;

               (x) pertaining to the products and/or services of Seller sold or performed in full on or prior to the Closing Date in the nature of express or implied warranty, negligence, product liability, strict liability, personal injury, property damage, economic loss or replacement cost or third party liability, whether such obligations, liabilities or claims are in existence now or on the Closing Date or arise hereafter or thereafter, and whether or not any such obligations, liabilities or claims are presently known, foreseeable or discoverable by Seller or Buyer;

               (xi) with respect to any legal, accounting, professional, advisory, broker's, finders', referral, appraisal or other fees, costs or expenses of Seller in connection with the transactions contemplated by this Agreement, or any other Taxes, expenses or liabilities which under the express terms of this Agreement are not to be borne by Buyer;

               (xii) with respect to any Actions or other contingent liabilities of Seller, whether or not disclosed to Buyer, relating exclusively to periods and occurrences ended on or before the Closing Date;

               (xiii) relating in any way to Seller's ownership, use, control or possession of any real property or personal property (except as expressly provided in the Transition Services Agreement);

               (xiv) with respect to hazards to health or safety arising exclusively from the operation of the Purchased Assets on or prior to the Closing Date, including hazards of occupational injury or disease;

               (xv) for the payment for any outstanding drafts or checks issued by Seller which are outstanding as of the Closing Date; or

               (xvi) relating in any way to Seller's characterization for Tax purposes of its use of the Purchase Price for the return of capital contributions of any withdrawing DAS Principals or DAS Professionals.

         2.5 NO OFFSET

         Buyer's obligations under Section 2.4 shall not be subject to offset or reduction for any reason, including by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any of the Collateral Agreements or any right or alleged right to indemnification hereunder.

         2.6 FURTHER ASSURANCES; FURTHER CONVEYANCES AND ASSUMPTIONS; THIRD PARTY CONSENTS

         (a) Subject to the specific terms and conditions hereof, Seller and Buyer each agrees to use its reasonable commercial efforts to take all actions and to do all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated by this Agreement and the Collateral Agreements and to satisfy all conditions precedent to Closing set forth in Article 7. Seller will, from time to time, subsequent to the Closing Date, at Buyer's request and assistance as necessary, execute and deliver such other instruments of conveyance, assignment and transfer, execute and deliver all such other documents and take all such other actions as Buyer may reasonably request to more effectively convey, assign, transfer to and vest in Buyer all right, title and interest in, to and under the Purchased Assets, including taking actions, filing motions and notices with a Governmental Body to effectuate the transfer or assignment of a Purchased Contract or the termination of a Purchased Contract for the purpose of enabling the hiring and retention of Buyer to perform the obligations and enjoy the benefits of the Purchased Contracts. Buyer and Seller will work together in good faith from the date of this Agreement to and following the Closing Date to (i) transfer to Buyer all electronic data and records and accounting and personnel information related to the Engagement Agreements and the Transferred Employees and similar information that is included within the Purchased Assets and (ii) migrate all electronic Business Records into a format compatible with software or technology owned or licensed by Buyer. Buyer will, from time to time, subsequent to the Closing Date, at Seller's request, execute and deliver such other instruments of conveyance, assignment and transfer and take such other actions as Seller may reasonably request in order to more effectively accomplish the assumption of, and discharge Seller from responsibility for, the Assumed Liabilities.

         (b) Nothing in this Agreement or the Collateral Agreements shall be construed as an attempt or agreement to assign any Purchased Asset, including any Purchased Contract, license, Permit, certificate, approval, authorization or other right, which by its terms or by Law is not capable of being sold, assigned, transferred, delivered, subleased or sublicensed without the consent, action, approval or waiver of a third party or a Governmental Body or which is cancelable by such Person in the event of any such sale, assignment, transfer, delivery, sublease or sublicense or the sale, assignment, transfer, delivery, sublease or sublicense of which would affect adversely the rights of any party hereto, unless and until such consent or waiver shall be given. Seller shall use its reasonable commercial efforts (including obtaining written consents in the form of Exhibit A), and Buyer shall reasonably cooperate with Seller, to obtain such consents, actions, approvals, authorizations, orders or waivers and to resolve the impediments to the sale, assignment, transfer, delivery, sublease or sublicense required by this Agreement or the Collateral Agreements; provided that Seller shall not be required to pay any consent fees or make any other monetary or materially burdensome concessions to any Person in order to obtain any consents, actions, approvals, authorizations, orders or waivers.

         In the event any such consents, actions, approvals, authorizations, orders to or for the assignment or transfer of any Purchased Contract are not obtained on or prior to the Closing Date (and, if any such consent, approval, authorization, order or waiver relates to an HCA Engagement Agreement and Buyer elects to proceed with the Closing irrespective of the provisions of Section 7.2(e)), then, without regard to the provisions of Section 9.1(e), for a period of one year after the Closing Date, Seller shall continue to use its reasonable commercial efforts to obtain all such consents, actions, approvals, authorizations, orders and waivers and Seller shall use its reasonable commercial efforts to obtain for Buyer any lawful and economically feasible arrangement requested by Buyer to provide and vest Buyer with the full right, title and interest of Seller in the benefits under any such Purchased Contract, including Buyer's right to perform all services to be performed by Seller thereunder, as Seller's duly authorized subcontractor or agent, and arranging for (and securing all necessary consents, actions, approvals, authorizations, orders or waivers for) the direct billing and collection by Buyer of all invoices with respect to work performed in connection with such Purchased Contracts; provided that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor hereunder if such consent, action, approval, authorization, order or waiver had been obtained; and provided, further that neither Seller nor Buyer shall be required to pay any consent fees or make any other monetary or materially burdensome concessions to any Person in order to obtain any such consents, actions, approvals, authorizations, orders or waivers.

         During such time as the parties are using commercially reasonable efforts to obtain consents, approvals, authorizations or orders to or for the assignment or transfer of any Purchased Contracts hereunder following the Closing (including, any Purchased Contract that required approval, authorization or an order of a Governmental Body for Seller to perform services or receive compensation under the Purchased Contract), if and to the extent that Buyer is unable to provide services under any such Purchased Contract (including, by virtue of the fact that a Governmental Body does not authorize Seller to cease performing services under the Purchased Contract or otherwise), Seller may, notwithstanding anything to the contrary herein, continue to perform such services, if it so elects, and receive its customary fees and expenses thereunder, or if Seller is unable to perform such services for any reason (and Buyer is not able for any reason to perform the work being performed by the Seller), Seller may terminate or withdraw from the Purchased Contract.

    3.   REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents, warrants and covenants to Buyer and Parent as follows:

         3.1 ORGANIZATION AND QUALIFICATION

         Seller is a limited liability partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, and Seller has all requisite power and authority to carry on its DAS business in all material respects as currently conducted and to own, lease or license and operate the Purchased Assets owned, leased or licensed by it. Seller is duly qualified to do business and is in good standing as a foreign limited liability partnership in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of its DAS business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not individually or in the aggregate have a Material Adverse Effect with respect to the Purchased Assets.

         3.2 AUTHORIZATION; BINDING EFFECT

         (a) Seller has all requisite partnership power and authority to execute and deliver this Agreement and each Collateral Agreement to which it will be a party and to consummate the transactions contemplated hereby and thereby, and has duly authorized the execution, delivery and performance of this Agreement and each Collateral Agreement to which it will be a party by all requisite partnership action.

         (b) This Agreement and each Collateral Agreement to which it will be a party has been or, on or prior to the Closing will be duly executed and delivered by Seller, and, assuming due execution by Buyer, this Agreement is, and each Collateral Agreement to which Seller will be a party, when duly executed and delivered by Seller, will be, valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such agreements may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws and equitable principles relating to or affecting or qualifying the rights of creditors generally and general principles of equity.

         3.3 NON-CONTRAVENTION; CONSENTS

         (a) The execution and delivery of this Agreement and the Collateral Agreements by Seller and, assuming that all Seller Required Consents listed in
Schedule 3.3(b) have been obtained or made, the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a breach or violation of any provision of any organizational document of Seller; (ii) violate or result in a breach of or constitute an occurrence of a default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any Material Contract, or result in the creation of any Encumbrance upon any of the Purchased Assets; or (iii) violate any material Law of any Governmental Body having jurisdiction over Seller, the Purchased Assets or the Assumed Liabilities, except, in the case of clauses (ii) and (iii), as would not individually or in the aggregate have a Material Adverse Effect with respect to the Purchased Assets or the Assumed Liabilities.

         (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person (including any Governmental Body) is required to be obtained by Seller in connection with the execution and delivery of this Agreement and any Collateral Agreement to which Seller will be a party or for the sale of the Purchased Assets and the consummation by Seller of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act, (ii) consents or approvals of Third Parties required to transfer or assign to Buyer the Purchased Assets (including in the case of a Purchased Contract where Seller is retained by order of a court, any approvals, authorizations or orders of such court necessary to allow the Buyer to perform the services under and enjoy the benefits of the Purchased Contract), or assign the benefits of or delegate performance with regard thereto, in each case as set forth in Schedule 3.3(b) (the "Seller Required Consents"), and (iii) consents, approvals, orders, authorizations, registrations, declarations or filings, the failure of which to be obtained or made would not individually or in the aggregate have a Material Adverse Effect with respect to the Purchased Assets or result in the failure to be satisfied of the condition set forth in
Section 7.2(e)(i).

         3.4 TITLE TO PURCHASED ASSETS; SUFFICIENCY OF ASSETS

         Seller has, and at the Closing will have, good and valid title to, or a valid and binding leasehold interest or license in, the Purchased Assets, free and clear of any Encumbrance except for Permitted Encumbrances. Except as provided in Schedule 3.4, the rights in the Purchased Assets to be conveyed hereby and by the Collateral Agreements (but excluding any Purchased Assets not conveyed in accordance with the terms hereof), together with the rights afforded to Buyer under the Transition Services Agreement are, taken as a whole, sufficient to operate the Purchased Assets immediately after the Closing in substantially the same manner as they are presently being operated by Seller.

         3.5 PERMITS

         Except as set forth on Schedule 3.5, there are no material Permits, and all Permits identified on Schedule 3.5 have been duly obtained by Seller and are currently in effect. Seller is in compliance in all material respects with all such Permits identified on Schedule 3.5 in connection with the operation and ownership of the Purchased Assets and the management of the Assumed Liabilities, and no proceeding is pending or, to Seller's Knowledge, threatened to revoke or limit any such Permit.

         3.6 COMPLIANCE WITH LAWS; LITIGATION

         (a) Except as set forth on Schedule 3.6(a) and except as would not individually or in the aggregate have a Material Adverse Effect with respect to the Purchased Assets and Assumed Liabilities, Seller is in compliance with all Laws and Permits of or from Governmental Bodies applicable to the Engagement Agreements, the Purchased Assets and the Assumed Liabilities.

         (b) Except as set forth on Schedule 3.6(b), no judgment, order, writ, injunction, arbitral decision or decree of any Governmental Body that is related to the Purchased Assets or the Assumed Liabilities is in effect nor is any Action with respect to any of the Purchased Contracts, Permits, or any other Purchased Assets, pending or, to Seller's Knowledge, threatened, in each case as would individually or in the aggregate have a Material Adverse Effect with respect to the Purchased Assets or the Assumed Liabilities.

         3.7 BUSINESS EMPLOYEES; EMPLOYEE BENEFITS

         (a) Schedule 3.7(a) contains a complete and accurate list, as of the date of this Agreement, of the following data with respect to each Business Employee (i) the position held, description of duties and aggregate annual base salary and incentive compensation and perquisites for Seller's last fiscal year, such Business Employee's eligible accrued and unused vacation and sick days as of September 30, 2003 and date of hire, (ii) whether such Business Employee is actively at work as of such date, and (iii) if such Business Employee is not actively at work as of such date, the nature of his or her absence (e.g., vacation, illness, short-term disability or leave of absence under the Family and Medical Leave Act (the "FMLA")) and his or her expected or required date of return to active service.

         (b) Schedule 3.7(b) contains a complete and accurate list of all Benefit Plans. With respect to each of the Benefit Plans identified on Schedule 3.7(b), Seller has made available to Buyer true and complete copies of all plan documents and benefit schedules, or if none exist, a complete and accurate summary of the material terms thereof.

         (c) No Business Employee is a member of any collective bargaining unit, and there is not presently pending or existing, and to Seller's Knowledge there is not threatened by any Business Employee, (i) any strike, or material slowdown, picketing, work stoppage or other material labor dispute, or (ii) any application for certification of a collective bargaining agent. Seller is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health with respect to the Business Employees, except for such failures as would not individually or in the aggregate have a Material Adverse Effect with respect to the Purchased Assets or the Assumed Liabilities.

         (d) None of the DAS Principals or DAS Professionals (other than as set forth on Schedule 3.7(d)) has given written notice to Seller of their intention to resign or withdraw from Seller during the next 12 months.

         (e) To Seller's Knowledge, each of the DAS Principals and DAS Professionals who practice accounting or hold themselves out to be professional accountants are duly licensed and in good standing as certified public accountants with relevant Governmental Bodies. To Seller's Knowledge, no Transferred Employee has been subject to a complaint or found to have violated any applicable Law concerning workplace behavior.

         3.8 CONTRACTS

         (a) Schedule 3.8(a) contains a complete and accurate list of certain enumerated Engagement Agreements, as well as all Purchased Contracts (a) with accrued revenues for the twelve-month period ended September 30, 2003 of $250,000 or more, (b) described in subsection (a) that are terminable or cancelable upon transfer or assignment other than retentions approved by a Governmental Body, or (c) that would restrict Buyer, following the Closing from competing with any other Person, to sell to or purchase from any Person or to hire any Person (the "Material Contracts"). Each Material Contract is valid and binding on Seller and, to Seller's Knowledge, on the other parties thereto in accordance with its terms, is in full force and effect and has not been altered, amended or modified between or among the parties thereto. As of the date hereof, Seller has not received any written notice and has no Knowledge that it is in default or breach of and is otherwise delinquent in performance in any material respects under any Material Contract, and, to Seller's Knowledge, each of the other parties thereto has performed in all material respects all obligations required to be performed by it and is not in default in any material respect thereunder. True and correct copies of all Material Contracts and any amendments thereto have been delivered or made available to Buyer.

         (b) Except as listed on Schedule 3.8(b), as of September 30, 2003, Seller has no obligation to perform services with respect to Engagement Agreements to be assigned or transferred to Buyer hereunder in respect of which there remains an unapplied retainer amount.

         3.9 FINANCIAL STATEMENTS; ABSENCE OF CHANGES

         (a) Schedule 3.9(a) contains a true and correct schedule of revenue and direct costs related to the engagements of the DAS Principals and the DAS Professionals, taken as a whole, for the 12 month period ended September 30, 2003 (the "September 30, 2003 Financial Statements"). The Business Records are complete and accurate in all material respects.

         (b) Except as set forth on Schedule 3.9(a) or such other exceptions as would not individually or in the aggregate have a Material Adverse Effect with respect to the Purchased Assets or the Assumed Liabilities, the September 30, 2003 Financial Statements present fairly the line items set forth on such schedule for the 12-month period then ended.

         (c) Since September 30, 2003, Seller has operated the Purchased Assets and managed the Assumed Liabilities in the ordinary course consistent with past practice, and except as set forth in Schedule 3.9(c) or as would not individually or in the aggregate have a Material Adverse Effect with respect to the Purchased Assets or the Assumed Liabilities:

               (i) there has been no material destruction, damage or other loss to any material Purchased Assets;

               (ii) there has been no sale, lease, or other disposition of any material Purchased Assets;

               (iii) there has been no purchase, lease or other acquisition of any material properties or assets related to Seller's DAS business or other capital expenditures related to Seller's DAS business or with respect to the Purchased Assets or the Assumed Liabilities other than in the ordinary course of business;

               (iv) Seller has not entered into any Material Contract other than in the ordinary course of business;

               (v) no party (including Seller) has accelerated, terminated, made material modifications to, or cancelled any Material Contract;

               (vi) Seller has not imposed any Encumbrance (other than Permitted Encumbrances) upon any Purchased Asset;

               (vii) Seller has not made any loan, to, or entered into any other transaction with, any of the Business Employees other than in the ordinary course of business;

               (viii) Except as set forth on Schedule 3.9(c)(viii), Seller has not granted any increase in the base compensation of any of the Business Employees other than in the ordinary course of business;

               (ix) Except as set forth on Schedule 3.9(c)(ix), Seller has not made any other material change to the employment terms for any of the Business Employees; and

               (x) Seller has not legally committed to any of the foregoing in the future.

         3.10 DATA INTEGRITY

         Seller has not knowingly altered the data included within the Purchased Assets in any way which would reasonably be expected to damage the integrity of any other data stored in electronic, optical or magnetic or other form and, to the Knowledge of Seller, there are no "worms," "viruses," malicious code or other disabling devices or mechanisms embedded, contained in, or otherwise affecting such data. The parties acknowledge that the actions of any party pursuant to Section 2.6(a) shall not constitute a breach of the representations and warranties set forth in this Section 3.10.

         3.11 TAXES

         No liens for material Taxes have been filed and no material claims for Taxes have been asserted in writing, with respect to the Purchased Assets or the Assumed Liabilities. Seller has paid all material Taxes required to be paid by it with respect to the Purchased Assets and the Assumed Liabilities that could give rise to liens against the Purchased Assets.

         3.12 CLIENTS

         Schedule 3.12 sets forth the names and addresses (subject to applicable confidentiality restrictions) of the 15 largest clients of the DAS Principals and the DAS Professionals, on a combined basis, by accrued revenues for the twelve-month period ended September 30, 2003 (the "Material Clients") and the amount of accrued revenues for each such Material Client in such twelve-month period. Other than as related to independence issues where DAS clients are also clients of the audit business of Seller, Seller has not received any written notice that any Material Client (i) has ceased, or will cease, to use Seller's DAS services or (ii) has substantially reduced or will substantially reduce the use of Seller's DAS services (in either case, other than as a result of the lapse of the term of the respective engagement letter in accordance with its terms). Seller has not received written notice from any client of its intention to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement or the Collateral Agreements.

         3.13 INSURANCE

         All insurance policies that cover Seller's DAS business are in full force and effect, all premiums with respect thereto have been paid to the extent due, no notice of cancellation or termination has been received with respect to any such policy and no claim or claims related to Seller's DAS business are currently pending under any such policies involving an aggregate amount in excess of $250,000.

         3.14 GOVERNMENT CONTRACTS

         Except as set forth on Schedule 3.14, Seller is not a party as of the date hereof to any Purchased Contract with a Governmental Body in the United States under which the Seller is now providing or will provide services to such Governmental Body. Seller has never been suspended or debarred from bidding on contracts or subcontracts to provide DAS services to any Governmental Body in the United States, nor, to the Seller's Knowledge, has any suspension or debarment action been contemplated, threatened or commenced, in each case relating to Seller's providing DAS services to any Governmental Body in the United States.

         3.15 BUSINESS ACTIVITY RESTRICTION

         Except as set forth on Schedule 3.15: (a) there is no non-competition or other similar agreement or commitment to which Seller is a party or subject to that would have a Material Adverse Effect with respect to the Purchased Assets or the Assumed Liabilities; (b) Seller has not entered into any agreement under which the Seller is restricted from providing DAS Services to clients or potential clients, in the United States, during any period of time; and (c) no Affiliate of Seller is a party to any agreement, which, by virtue of such Person's relationship with Seller, restricts Seller from, directly or indirectly, providing DAS Services in the United States.

         3.16 BROKERS

         No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates.

         3.17 NO OTHER REPRESENTATIONS

         EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE COLLATERAL AGREEMENTS, THE PURCHASED ASSETS ARE SOLD AND THE ASSUMED LIABILITIES ARE TRANSFERRED HEREBY ON AN "AS IS, WHERE IS" BASIS, AND SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AND HEREBY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY (INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), WHETHER BY SELLER, ITS AFFILIATES OR ANY OF ITS OR THEIR OFFICERS, DIRECTORS, PARTNERS, PRINCIPALS, EMPLOYEES, AGENTS, MEMBERS OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE PURCHASED ASSETS, AND ASSUMED LIABILITIES OR THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     4.  REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

         Buyer and Parent hereby jointly and severally represent, warrant and covenant to Seller as follows:

         4.1 ORGANIZATION AND QUALIFICATION

         Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland, and Buyer has all requisite power and authority to carry on its business as currently conducted and to own or lease and operate its properties. Buyer is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the ownership or operation of its properties or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that would not individually or in the aggregate have a Material Adverse Effect. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and Parent has all requisite power and authority to carry on its business as currently conducted and to own or lease and operate its properties. Parent is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that would not individually or in the aggregate have a Material Adverse Effect.

         4.2 AUTHORIZATION; BINDING EFFECT

         (a) Each of Buyer and Parent has all requisite power and authority to execute and deliver this Agreement and each Collateral Agreement to which it will be a party and to consummate the transactions contemplated hereby and thereby, and has duly authorized the execution, delivery and performance of this Agreement and each Collateral Agreement to which it will be a party by all requisite action.

         (b) This Agreement and each Collateral Agreement to which it will be a party has been or, on or prior to the Closing will be, duly executed and delivered by Buyer and, assuming due execution by Seller, this Agreement is, and each Collateral Agreement to which Buyer will be a party, when duly executed and delivered by Buyer, will be, valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such agreements may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws and equitable principles relating to or affecting or qualifying the rights of creditors generally and general principles of equity.. This Agreement has been duly executed and delivered by Parent and, assuming due execution by Seller, this Agreement is a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such agreement may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws and equitable principles relating to or affecting or qualifying the rights of creditors generally and general principles of equity.

         4.3 NON-CONTRAVENTION; CONSENTS

         (a) The execution, delivery and performance of this Agreement by Buyer and Parent and, assuming that all Buyer Required Consents listed in Schedule 4.3(b) have been obtained or made, the consummation by Buyer of the transactions contemplated hereby, and the execution, delivery and performance of the Collateral Agreements by Buyer and the consummation by Buyer of the transactions contemplated thereby, do not and will not: (i) conflict with or result in a breach or violation of any provision of the Certificate of Formation or Operating Agreement of Buyer or the Certificate of Incorporation or By-Laws of Parent, as applicable; (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, contract, agreement, instrument, order, judgment, decree or other arrangement or commitment to which Buyer or Parent, as applicable, is a party or by which it or its assets or properties are bound, or result in the creation of any Encumbrance upon any of its assets or properties, which violation, breach, default or Encumbrance would individually or in the aggregate be material, or
(iii) violate any material Law of any Governmental Body having jurisdiction over Buyer or Parent or any of their respective properties, which violation would individually or in the aggregate be material to Buyer or materially impair, delay or prevent the consummation of the transactions contemplated hereby.

         (b) Except as set forth on Schedule 4.3(b), no consent, approval, order or authorization of, or registration, declaration or filing with, any Person (including any Governmental Body) is required to be obtained by Buyer or Parent in connection with the execution and delivery of this Agreement and the Collateral Agreements to which Buyer will be a party or the consummation by Buyer and Parent of the transactions contemplated hereby or thereby that has not been obtained, other than any filings required to be made under the HSR Act (such scheduled consents, approvals, orders, authorizations, registrations, declarations and filings being referred to herein collectively as the "Buyer Required Consents"), and other than such consents the failure to obtain which would not materially impair, delay or prevent the consummation of the transactions contemplated hereby.

         4.4 STATUS OF BUYER

         Buyer is a wholly-owned subsidiary of Parent formed for the purpose of acquiring, operating and holding the Purchased Assets and assuming the Assumed Liabilities. Parent is Buyer's sole member and equity holder. Buyer is not currently engaged in or operating any material business or business activities and shall not, prior to the Closing Date, engage in or operate any material business or business activities. Buyer has and, prior to the Closing Date, shall have, no material obligations under any contracts, leases or other agreements and no indebtedness for borrowed money, other than with respect to the transactions contemplated herein.

         4.5 BROKERS

         No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer, Parent or any of their Affiliates.

         4.6 SUFFICIENCY OF FUNDS

         The funds available to Buyer, taken together with Buyer's available borrowing capacity, cash on hand and the proceeds of any theretofore committed financing will at Closing be sufficient to enable Buyer to pay in full the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement.

    5.   CERTAIN COVENANTS

         5.1 ACCESS TO INFORMATION

         (a) Seller will (i) provide Buyer and its officers, employees, accountants, counsel and other representatives reasonable access, including for inspection and copying, during normal business hours throughout the period prior to the Closing, to its properties, personnel, contracts, commitments and reports of examination reasonably requested by Buyer, (ii) furnish or shall cause to be furnished any and all financial, technical and operating data and other information pertaining to it as Buyer may reasonably request, and (iii) provide or cause to be provided such copies or extracts of documents and records related to its business as Buyer may reasonably request. Notwithstanding the foregoing, Seller shall not be required by this Section 5.1(a) to disclose or provide information that is not related to the Purchased Assets and Assumed Liabilities and, to the extent any documents or information requested by Buyer pursuant to this Section 5.1(a) contain any such unrelated information, Seller shall have the right to redact such unrelated information (but only such unrelated information) from the documents and other information provided to Buyer pursuant to this Section 5.1(a).

         (b) In order to facilitate the transfer and assignment to Buyer of each of the Engagement Agreements, Seller will provide Buyer, Parent and their respective officers and other representatives introductions to and contact information for all appropriate representatives of Seller's clients under the Engagement Agreements. Buyer, Parent and their respective officers and other representatives will be permitted to meet with such client representatives subsequent to the date hereof, under Seller's reasonable direction and subject to Seller's reasonable supervision, in order to facilitate such transfer and assignment to Buyer and to establish a business relationship between Parent, Buyer and such clients following the Closing.

         (c) For a period of five years after the Closing Date, upon reasonable prior written notice, Buyer and Seller shall furnish or cause to be furnished to each other and their employees, agents, auditors and representatives access, during normal business hours, to such information, books and records related to the Purchased Assets and Assumed Liabilities as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of Tax Returns, reports or forms for the defense of any Tax claims, assessments, audits or disputes, or the prosecution or defense of any Action, provided that with respect to any Tax Returns or other records relating to Tax matters or any other Action, either party shall have reasonable access to such information until the applicable statute of limitations shall have expired. Except as otherwise agreed in writing, each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.1(c). Each party shall have the right to copy any of such records at its own expense. Neither party shall be required by this Section 5.1(b) to (a) take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations or (b) disclose or provide information that is not related to the Purchased Assets and Assumed Liabilities and, to the extent any documents or information requested by the other party pursuant to this Section 5.1(c) contain any such unrelated information, it shall have the right to redact such unrelated information (but only such unrelated information) from the documents and other information provided to the other party pursuant to this Section 5.1(c).

         (d) Each of Buyer and Seller agrees to preserve all Business Records in its possession for at least five (5) years after the Closing Date; provided that each party will preserve all such records relating to Tax matters until expiration of the applicable statute of limitations. After such five-year period or expiration of the applicable statute of limitations and at least thirty (30) days prior to the planned destruction of any Business Records or Tax-related records, but in any event no longer than the later of seven (7) years after the Closing Date or the expiration of the applicable statue of limitations, the party planning to destroy such Business Records or Tax-related records shall notify in writing and shall make available to the other, upon its reasonable request, such Business Records or Tax-related records.

         5.2 CONDUCT OF BUSINESS

         From and after the date of this Agreement and until the Closing Date, except as set forth on Schedule 5.2 or as otherwise contemplated by this Agreement or the Schedules and Exhibits hereto or as Buyer shall otherwise consent to in writing, in each case to the extent related to the Purchased Assets and Assumed Liabilities, Seller:

         (a) will perform the Engagement Agreements and other Purchased Contracts and operate the Purchased Assets and manage the Assumed Liabilities in all material respects in the ordinary course consistent with past practice;

         (b) will maintain its books and records and carry out its internal time entry recordation and data processing, production of pre-bills, invoicing, billing and collection activities, policies and procedures in the ordinary course consistent with past practice;

         (c) will not, other than in the ordinary course of business consistent with past practice in arm's-length Third Party transactions or as may be required by Law or a Governmental Body, permit any material Purchased Assets to be sold, licensed, leased or subjected to any Encumbrance (other than a Permitted Encumbrance);

         (d) will not materially modify any Material Contract, and will continue the performance in the ordinary course consistent with past practice of its material obligations under any Material Contracts and other obligations to be included as part of the Purchased Assets;

         (e) will comply in all material respects with all Laws applicable to the operation of the Purchased Assets and the management of the Assumed Liabilities; and

         (f) will keep its business and properties substantially intact, including its present operations, working conditions and relationships with clients, prospective clients and Business Employees.

         5.3 TAXES

         (a) Seller and Buyer acknowledge and agree that (i) Seller will be responsible for and will perform all applicable Tax withholding, payment and reporting duties with respect to any wages and other compensation and benefits paid or provided by Seller to any Business Employee for a taxable period or portion thereof ending on or prior to the Closing Date, and (ii) Buyer will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation and benefits paid or provided by Buyer or any of its Affiliates to any Transferred Employee after the Closing Date.

         (b) Buyer and Seller shall use reasonable commercial efforts to agree upon an allocation of the purchase price (including the amount of Assumed Liabilities that are liabilities for federal income tax purposes) among the Purchased Assets (the "Allocation"), consistent with Section 1060 of the Code and the Treasury Regulations thereunder, within a reasonable amount of time following the Closing Date. Buyer shall provide a proposed Allocation to Seller within 120 days following the Closing Date. Seller shall propose any changes to the Allocation within 30 days thereafter, together with a reasonably detailed explanation of the reasons therefor. Buyer and Seller will negotiate in good faith to resolve any disputed items, and if Buyer and Seller are unable to agree on the Allocation within 30 days following delivery of Seller's proposed changes, then the dispute will be arbitrated by an independent third party, whose determination shall be conclusive and binding on the parties for all purposes. The Allocation shall be adjusted to the extent necessary to reflect any adjustments to the Purchase Price (including any adjustments pursuant to Section 8.2 of this Agreement).

         (c) Each of Seller and Buyer shall timely file IRS Form 8594 and all other federal, state, local and foreign Tax Returns in accordance with the Allocation, as adjusted pursuant to Section 5.3(b). Neither Seller nor Buyer nor any of their respective Affiliates or representatives shall take any position on any Tax Return that is inconsistent with the Allocation. Buyer and Seller each agree to promptly provide the other party with any information necessary to complete Form 8594.

         (d) Buyer and Seller shall cooperate fully with respect to all Tax matters and shall keep each other promptly apprised of any Tax audit or other controversy that may affect the other or could reasonably be expected to result in an indemnification obligation hereunder.

         (e) Buyer shall pay all sales, transfer, value added (to the extent not creditable) or similar Taxes and all recording and filing fees and other similar costs that may be imposed, assessed or payable by reason of the sales, transfers, leases, rentals, licenses, assignments and assumption of liabilities, if any, required for performance under this Agreement and the Collateral Agreements. Buyer and Seller shall cooperate in timely making and filing all filings, Tax Returns, reports and forms as may be required with respect to any Taxes described in the preceding sentence. Buyer and Seller shall use reasonable commercial efforts to avail themselves of any available exemptions or other opportunities to reduce or eliminate any such Taxes or fees. Notwithstanding any other provision hereof, Seller shall be responsible for income and capital gains Taxes or franchise or other Taxes based on overall gross or net income of Seller from the sale of the Purchased Assets ("Income Taxes").

         (f) Liability of Seller for real, personal and intangible property Taxes for the taxable period including the Closing Date shall be equal to the amount of such property Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in such taxable period that precede the Closing Date and the denominator of which is the number of days in the entire taxable period. Liability for the remainder of such Taxes shall be borne by Buyer. The party paying such liability to the taxing authority shall provide proof of such payment and a schedule setting out in reasonable detail the amount of the other party's liability. Such other party shall promptly pay the other the amount of such liability following notice and demand therefor.

         (g) Seller shall deliver to Buyer at Closing a certification of non-foreign status as described in Section 1.1445-2(b)(2) of the Treasury Regulations.

         5.4 BUSINESS EMPLOYEES

         (a) Seller shall provide Buyer with an update to Schedule 3.7(a) on the second Business Day next preceding the Closing Date. All offers of employment made by Buyer to any Business Employee (other than DAS Principals and DAS Professionals who are Business Employees) shall provide for compensation, health, welfare and retirement benefits and severance benefits to the Business Employee, that are, on an aggregate basis, substantially equivalent to those enjoyed by similarly situated employees of Buyer and its Affiliates as of the date of this Agreement. The terms of all offers of employment to DAS Principals and DAS Professionals who are Business Employees shall be reflected in the Principal Employment Agreements. All Business Employees who accept offers of employment with Buyer are referred to herein as "Transferred Employees."

         (b) Neither Buyer nor any of its Affiliates shall adopt, become a sponsoring employer of, or have any obligations under or with respect to the Benefit Plans, and Seller shall be responsible for any and all liabilities which have arisen or may arise under or in connection with any Benefit Plan. Seller shall be responsible for any and all liabilities relating to or arising out of the employment of any Transferred Employee by Seller before the date he or she actually becomes a Transferred Employee (the "Transfer Date"). (c) Seller agrees to release all Transferred Employees from any covenants (pursuant to any Benefit Plan, Employment Agreement, or otherwise) that would reasonably be expected to, at any time after the Closing Date, limit the ability of such Transferred Employee to compete with Seller or to solicit clients of Seller, or any other covenants (pursuant to any Benefit Plan or otherwise) that would in any way restrict the business activities of a Transferred Employee on behalf of the Buyer with respect to any business in which Buyer is engaged as of the Closing Date.

         (d) Nothing contained in this Agreement shall restrict the ability of Buyer and its Affiliates to terminate the employment of any Transferred Employee for any reason at any time after the effective date of his or her employment with Buyer and its Affiliates. Moreover, provided Buyer otherwise is in compliance with the terms hereof, nothing contained in this Agreement shall require Buyer and its Affiliates to maintain any specific Benefit Plan or other compensation or employee benefit plan, program, policy or practice following the Closing Date.

         (e) Seller shall be responsible for providing any notices required by the Worker Adjustment and Retraining Notification Act ("WARN Act") or any similar state, local or foreign law for any event that occurs before the Closing Date with respect to a Business Employee (including a Transferred Employee), and Buyer shall be responsible for providing any such notices for any event that occurs on or after the Closing Date with respect to Business Employees. Seller shall indemnify and hold harmless Buyer for any liability arising from

Seller's failure to comply with the preceding sentence, and Buyer shall indemnify and hold harmless Seller for any liability arising from Buyer's failure to comply with the preceding sentence.

         5.5 REGULATORY COMPLIANCE

         (a) Prior to the date of this Agreement, Buyer and Seller prepared and made their initial respective filings with the Federal Trade Commission and the United States Department of Justice that are required to make the initial filing under the HSR Act in respect of the transactions contemplated hereby, and with any other Governmental Body the consent or approval of which is necessary for the transactions contemplated hereby to be consummated. Seller and Buyer will cooperate in responding promptly to any request for further information from a Governmental Body, and will in good faith promptly furnish all materials reasonably required in connection with such filings and any such requests. Buyer, with Seller's reasonable cooperation, will in good faith use reasonable commercial efforts to demonstrate that the transactions contemplated hereby should not be opposed by the Federal Trade Commission, the United States Department of Justice or such other Governmental Body, and shall use its reasonable commercial efforts to eliminate as promptly as practicable any objection that the Federal Trade Commission, United States Department of Justice or any such other Governmental Body may have to the transactions contemplated hereby. Seller and Buyer (a) will jointly approve the content and manner of presentation of all information to be provided to such Governmental Bodies in connection with such filings regarding markets and the relevant industry and (b) will consult with each other from time to time regarding the status of such filings and all strategies and action taken in connection therewith. Each party shall bear its own expenses in connection with the filings and other actions described in this Section 5.5(a).

         (b) Seller will provide all reasonable cooperation to Buyer, and will in good faith promptly furnish all materials reasonably required by Seller, in connection with any disclosure or filing, and any amendments thereto or modifications thereof, as Seller is required to make with the SEC pursuant to the Exchange Act and the rules and regulations thereunder, or with the New York Stock Exchange, pursuant to the rules and regulations thereof, in connection with this Agreement and the transactions contemplated thereby. Buyer shall provide Seller with copies of all such filings and disclosures prior to the making thereof and, at Seller's request, shall consult with Seller regarding the content and status of such filings and disclosure and all action taken in connection therewith.

         5.6 PERMIT TRANSFER

         (a) Except for those Permits that are not transferable by Law or are immaterial to the Engagement Agreements, Seller shall use its reasonable efforts to transfer the Permits of Seller to Buyer upon the Closing Date in form and substance the same as the Permits which were held by Seller. Seller shall give and make all required notices and reports to the appropriate Governmental Bodies in connection therewith.

         (b) Seller shall assist and cooperate with Buyer for six months following the Closing in obtaining the issuance in the name of Buyer of any Permit that is not transferable, and Seller, at Buyer's expense, shall take all actions reasonably requested by Buyer to facilitate that issuance, including the preparation of any permit applications or necessary documents, whether for signature by Seller or by Buyer.

         5.7 ADVICE OF CHANGES

         (a) Seller will promptly advise Buyer in writing of (i) any event known to Seller which has rendered or reasonably could be expected to render any representation or warranty of Seller contained in this Agreement or any Collateral Agreement, if made on or as of the date of such event or the date of the Closing, untrue or inaccurate in any material respect, (ii) any change, condition or event that has or could reasonably be expected to have a Material Adverse Effect with respect to the Purchased Assets or the Assumed Liabilities or (iii) any failure of Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by Seller hereunder.

         (b) Buyer will promptly notify Seller in writing of (i) any event known to Buyer which has rendered or reasonably could be expected to render any representation or warranty of Buyer or Parent contained in this Agreement or any Collateral Agreement, if made on or as of the date of such event or the date of the Closing, untrue or inaccurate in any material respect, (ii) any change, condition or event that has or could reasonably be expected to have a Material Adverse Effect with respect to Buyer or the Parent or (iii) any failure of Buyer or the Parent to comply with or satisfy in any material respects any covenant, condition or agreement to be complied with or satisfied by Buyer hereunder.

         (c) The parties acknowledge and agree that if the Buyer or the Seller has received notice in accordance with Section 5.7(a) or (b) above or otherwise has Knowledge of any of the foregoing or any other breach of any representation, warranty or covenant contained in this Agreement or the Collateral Agreements, and irrespective of the provisions of Section 7.2 and 7.3, as applicable, such party proceeds with the Closing, such party shall be deemed to have waived such condition, event, breach or failure and such party and its related Indemnified Parties shall not be entitled to be indemnified pursuant to Section 8.2 hereof, to sue for damages or to assert any other right or remedy relating to such condition, event, breach or failure, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

         (d) Seller, on the one hand, and Buyer, on the other hand, will promptly give notice to the other upon becoming aware that any Action is pending or threatened by or before any Governmental Authority, in each case with respect to the transactions contemplated by this Agreement or any Collateral Agreement. Seller, on the one hand, and Buyer, on the other hand, (i) will cooperate in connection with the prosecution, investigation or defense of any such Action,
(ii) will supply promptly all information reasonably and legally requested by the other, by any such Governmental Authority or by any party to any such Action and (iii) will use reasonable commercial efforts to cause any such Action to be determined as promptly as practicable and in a manner which does not impact adversely on, and is consistent with, the transactions contemplated by this Agreement and the Collateral Agreements.

         5.8 NON-COMPETITION AND NON-SOLICITATION BY SELLER

         (a) Seller hereby acknowledge and agree that Seller's covenants and agreements pursuant to this Section 5.8 are a material inducement to Buyer and Parent to enter into this Agreement and perform the transactions contemplated hereby and an essential part of the parties' bargain, in the absence of which neither Buyer nor Parent would have elected to enter into this Agreement, and that a breach by Seller of any of its agreements under this Section 5.8 could adversely affect the value of the transaction. Seller hereby further acknowledges and agrees that Seller's covenants and agreements pursuant to this
Section 5.8 are reasonable and necessary to ensure that Buyer receives the expected benefits of the transaction and the Purchased Assets and that violation of any of this Section 5.8 will cause Buyer irreparable harm for which monetary damages alone would be an inadequate remedy. Accordingly, in the event of any violation by the Seller of any provision is Section 5.8, Buyer shall be entitled to seek an injunction or other equitable relief (in addition to any other remedies it may have) enjoining Seller and, as applicable, its Affiliates, officers, directors, partners or employees, from committing or continuing such violation, and Seller shall not be required to post any bond or other security in connection with any such Action.

         (b) Seller agrees that, for a period of four (4) years following the Closing Date (the "Non-Compete Period"), it will not, directly or indirectly:

               (i) engage in any business that offers or provides services (the "DAS Services") described in Exhibit B hereto that the Seller has engaged in during the 12-month period preceding the date hereof in the United States (any such business, a "Competing Business"); provided, that the term "DAS Services" does not include any services of the type described in Exhibit C hereto and the term "Competing Business" does not include any business that offers or provides the services of the type described in Exhibit C;

               (ii) have any ownership interest in any Person that engages in a Competing Business; provided that Seller may own, directly or indirectly, less than five percent (5%) of the total equity and voting power of all classes of equity securities of any Person engaged in a Competing Business that is subject to the periodic reporting requirements of Section 12 or 15(d) of the Exchange Act at the time of such acquisition of equity;

               (iii) market any consulting services that it may offer using the terms "DAS" or "DAS Services." For the avoidance of doubt, Buyer shall be entitled to market any consulting services that it may offer in the United States using the terms "DAS" or "DAS Services" from and after the Closing Date; and

               (iv) assist any other Person in taking any of the actions specified in clauses (i), (ii) or (iii).

         (c) Seller agrees that for a period of five years from the Closing Date, it shall not hire as a partner, director, principal or employee or engage as an agent or independent contractor (i) any DAS Principal or DAS Professional that becomes a Transferred Employee or

(ii) any other officer, director, partner, manager, associate, member or other employee of Buyer or Parent that is engaged in the performance of dispute advisory, litigation support, forensic accounting or investigative services on behalf of Buyer, Parent or their Affiliates; provided that nothing herein shall prevent Seller from hiring an individual of the type described in clause (ii) above if at any relevant measurement date during the aforementioned five-year period, such individual ceased to be and was not an officer, director, partner, manager, associate, member or employee of Buyer or Parent for the preceding, consecutive six-month period.

         (d) Following the Closing Date, Seller shall not directly or indirectly use or refer to the credentials of, or citations with respect to, DAS or Seller's DAS business, in the conduct or operation of its business, except with the prior written consent of Buyer, which may be withheld in Buyer's sole discretion.

         (e) The parties agree that the covenants of Seller included in this
Section 5.8, taken as a whole, reasonable in their geographic scope and their duration and no party shall raise any issue of the reasonableness of the scope or duration of the covenants in any proceeding to enforce any such covenants. If, in any judicial proceeding, a court shall refuse to enforce any separate covenant, then the unenforceable covenant shall be modified in order to make it acceptable to the court and enforced accordingly, or, if necessary, deemed eliminated to the extent necessary to permit the remaining separate covenants to be enforced.

         5.9 NON-SOLICITATION BY BUYER AND PARENT

         Each of Buyer and Parent agrees that, from and after the Closing Date until the date that is five years after the Closing Date, it shall not solicit for hire or hire as a partner, director, principal or employee or engage as an agent or independent contractor any officer, director, partner, manager, associate, member or other employee employed by Seller in its IIAS business; provided that nothing herein shall prevent Buyer or Parent from hiring any such individual if at any relevant measurement date during the aforementioned period, such individual ceased to be and was not an officer, director, partner, manager, associate, member or employee of Seller for the preceding, consecutive six-month period.

         5.10 CONFIDENTIALITY

         (a) The parties acknowledge the execution by Seller and Parent of the Agreement Regarding Mutual Disclosure of Information, dated as of July 1, 2003, as amended, by and between Seller and Parent, with respect to the maintenance of the confidentiality of certain information described therein (the "Confidentiality Agreement"). The parties acknowledge and agree that such Confidentiality Agreement remains in full force and effect; provided that, in the event of any conflict or inconsistency between the provisions of the Confidentiality Agreement and the provisions of this Agreement, the applicable provisions of this Agreement shall govern.

         (b) For a period of four years after the Closing Date, Seller will not, and will use reasonable commercial efforts to cause its Affiliates, officers, directors, employees (including Persons other than Transferred Employees who cease to be officers, directors or employees subsequent to the Closing Date) not to use for its or their own benefit or divulge or convey to any other Person, any Confidential Information (as hereinafter defined) related to the Purchased Assets or the Assumed Liabilities. For purposes of this Agreement, Seller shall not be deemed to have violated this
Section 5.10 if Seller or any of its Affiliates receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Body, and Seller or such Affiliate, to the extent not inconsistent with such request and to the extent time reasonably allows: (a) notifies Buyer of the existence, terms and circumstances surrounding, such request; (b) consults with Buyer on the advisability of taking legally available steps to resist or narrow such request; and (c) if disclosure of any Confidential Information is advisable, to prevent Seller or such Affiliate or any of its or their partners, principals or employees from becoming subject to any penalty, to furnish only such portion of the Confidential Information as it reasonably determines that Seller or such Affiliate is legally obligated to disclose and to exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information. Notwithstanding anything to the contrary in this Section 5.10 or Section 10.14, Seller and Buyer (and each employee, representative, other agent of Seller or Buyer) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other Tax analyses) that are provided to Seller or Buyer relating to such Tax treatment and Tax structure (provided, however, that the names of all other identifying information of all entities and persons have been properly redacted from such materials prior to the disclosure thereof). For purposes of this Agreement and subject to the first sentence of this Section 5.10, "Confidential Information" consists of all information, knowledge or data related to the Purchased Assets and the Assumed Liabilities not in the public domain or otherwise publicly available which are or was treated as confidential by Seller, other than information, knowledge or data that enters the public domain or is or becomes available from a source that was not known to the recipient thereof to be prohibited from transmitting such information, knowledge or data pursuant to a contractual, legal, fiduciary or other obligation, so long as neither Seller nor any of its Affiliates, directly or indirectly, improperly causes such information to enter the public domain.

         (c) Seller hereby acknowledges and agrees that Seller's covenants and agreements pursuant to this Section 5.10 are reasonable and necessary to ensure that Buyer receives the expected benefits of the transactions contemplated hereby and the Purchased Assets and that violation of any of this Section 5.10 will cause Buyer irreparable harm for which monetary damages alone would be an inadequate remedy. Accordingly, in the event of any violation by the Seller of any provision is Section 5.10, Buyer shall be entitled to seek an injunction or other equitable relief (in addition to any other remedies it may have) enjoining Seller and, as applicable, its Affiliates, officers, directors, partners or employees, from committing or continuing such violation, and Seller shall not be required to post any bond or other security in connection with any such Action.

         5.11 NO ADDITIONAL REPRESENTATION

         Buyer acknowledges that it and its representatives have been permitted full and complete access to the properties, personnel, books, contracts, commitments, reports of examination and records related to the Purchased Assets and Assumed Liabilities which it has requested or desired to see and review, and that it and its representatives have had a full opportunity to discuss with Seller the Purchased Assets and Assumed Liabilities. Buyer acknowledges that neither Seller nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Purchased Assets and Assumed Liabilities furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement and in the Collateral Agreements, and neither Seller nor any other Person shall have or be subject to liability to Buyer or any other Person resulting from the disclosure to Buyer, or Buyer's use of, any such information, except as expressly provided herein.

         5.12 LIMITED USE OF KPMG NAME

         For a period of one year after the Closing Date, Seller hereby agrees, and shall cause its Affiliates, not to assert a claim of infringement, tortious interference, misappropriation, unfair competition or intellectual property dilution with respect to the use in the United States (other than general website advertising use) by Buyer of the phrase "formerly members of KPMG's dispute advisory services practice," or analogous phrases or expressions, in connection with any statement or description of FTI's acquisitions, corporate history or the employment history of the Business Employees or in other ways that are informational; provided, that such phrase appears in a plain typeface and without color or style. By way of clarification and not limitation, the foregoing covenant of forbearance by Seller does not apply to any use as a trademark of the KPMG Name by Buyer or its Affiliates and nothing herein shall restrict Buyer from fully complying with its future reporting or disclosure obligations under the Securities Act or Exchange Act, or, subject to Section 10.14, from making any public announcements (or so-called "tombstone" statements) factually describing the consummation of the transactions contemplated by this Agreement.

         5.13 TRANSFER OF PAYMENTS; DELIVERY OF MAIL

         From and after the Closing Date, (a) Seller shall from time-to-time promptly after receipt thereof, pay over to Buyer, in the same form of consideration as received by Seller, all sums received under any of the Purchased Contracts (including the Engagement Agreements) and (b) Buyer shall from time-to-time promptly after receipt thereof, pay over to Seller, in the same form of consideration as received by Seller, all sums received in respect of the Excluded Assets, including any Contracts not included in the Purchased Assets. From and after the Closing Date, each party may receive and open all mail or other communications that it receives and which is addressed to the other party and its Affiliates and deal with the contents thereof in its discretion to the extent that such mail conspicuously relates to the Purchased Assets or the Assumed Liabilities; provided that the receiving party shall promptly notify the other party as to the receipt thereof and make appropriate arrangements to deliver such materials promptly to the other party.

         5.14 LITIGATION SUPPORT

         (a) In the event and for so long as any party is actively contesting or defending against any Third Party Claim (including with respect to Tax matters relating to the operation of the Purchased Assets or the management of the Assumed Liabilities arising out of or related to the operation of the Purchased Assets or the management of the Assumed Liabilities prior to the Closing) the other party shall cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records, in each case, as shall be reasonably requested by the contesting or defending party in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless and to the extent that the contesting or defending party is entitled to indemnification therefor under
Article 8).

         (b) Certain individuals who are Business Employees provide services to Seller to assist Seller with its ongoing internal investigations, litigation or other proceedings. Without limiting the generality of Section 5.14(a), following the Closing, Buyer agrees to cause such Business Employees (to the extent they become Transferred Employees) to continue to provide such services to Seller at 80% of Buyer's standard rates or such other rates as may be mutually agreed to until the conclusion of such ongoing internal investigations, litigation or other proceedings.

         5.15 ENFORCEMENT OF NON-COMPETITION AGREEMENTS

         Seller agrees that, for a period of four (4) years following the Closing Date, it will use its best efforts to enforce, at its own expense, the terms of all non-competition or non-solicitation agreements or arrangements binding the DAS Principals and DAS Professionals who do not become Transferred Employees, but only with respect to activities by such DAS Principals and DAS Professionals that are prohibited to Seller pursuant to Section 5.8(b).

         5.16 COLLECTION EFFORTS

         Buyer shall provide Seller with such assistance, at Buyer's internal cost, as Seller may reasonably request in connection with Seller's efforts to collect accounts receivable related to work performed on Seller's behalf in connection with the Engagement Agreements by the Business Employees prior to Closing, including causing the DAS Principals or DAS Professionals to provide reasonable assistance to Seller during normal business hours in connection with such efforts.

         5.17 FINANCING

         Buyer shall have prior to and at Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fulfill its obligations hereunder.

         5.18 CERTAIN PAYMENTS

         Within fifteen (15) days after the Closing, Seller shall provide Buyer with a statement which sets forth the amount equal to 50% of Seller's original cost of the Purchased Assets set forth in Section 2.1(h) (the "Computer Amount") and the amount of Unapplied Retainers as of the Closing Date (the "Retainer Amount"), together with reasonable documentation therefor. Within five (5) days following the delivery of such statement, (a) if the Computer Amount is greater than the Retainer Amount, Buyer shall pay to Seller an amount equal to the amount by which the Computer Amount exceeds the Retainer Amount and (b) if the Retainer Amount is greater than the Computer Amount, Seller shall pay to Buyer an amount equal to the amount by which the Retainer Amount exceeds the Computer Amount. All payments pursuant to this Section 5.18 shall be made by wire transfer in immediately available funds to an account designated by the payee in written instructions to be delivered to the payor at least two (2) Business Days prior to the payment date.

     6.  CLOSING

         6.1 CLOSING

         The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Greenberg Traurig, LLP in New York City, commencing at 10:00 a.m., Eastern time, on the third Business Day following the date on which the last of the conditions specified in Article 7 to be satisfied or waived has been satisfied or waived, or at such other place or time or on such other date as Seller and Buyer may agree upon in writing (such date and time being referred to herein as the "Closing Date").

         6.2 DELIVERIES BY SELLER

         At the Closing, Seller shall deliver to Buyer the following:

         (a) a bill of sale for the Purchased Assets substantially in the form of Exhibit D (the "Bill of Sale"), duly executed by Seller;

         (b) certified resolutions of the Management Committee and Board of Directors of Seller authorizing the transactions contemplated by this Agreement;

         (c) a counterpart of the Assumption Agreement substantially in `the form of Exhibit E (the "Assumption Agreement"), duly executed by Seller;

         (d) a counterpart of the Transition Services Agreement substantially in the form of Exhibit F (the "Transition Services Agreement"), duly executed by Seller;

         (e) the consents required pursuant to Section 7.2(e);

         (f) a duly executed certificate of the chief executive officer or chief financial officer of Seller, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 7.2(a) and (b);

         (g) the duly executed certificate referred to in Section 5.3(g);

         (h) all such other bills of sale, assignments and other instruments of assignment, transfer or conveyance, as Buyer may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer and to put Buyer in actual possession or control of the Purchased Assets, duly executed by Seller.

         6.3 DELIVERIES BY BUYER

         At the Closing, Buyer shall deliver to Seller the following:

         (a) the Purchase Price to be paid as of the Closing Date as provided in
Section 2.3;

         (b) certified resolutions of the Managing Member of Buyer and the Board of Directors of Parent authorizing the transactions contemplated by this Agreement;

         (c) a counterpart of the Assumption Agreement, duly executed by Buyer;

         (d) a counterpart of the Transition Services Agreement, duly executed by Buyer;

         (e) a duly executed certificate of the chief executive officer or chief financial officer of Buyer, dated the Closing Date, certifying the fulfillment of the conditions set forth in Section 7.3 (a) and (b), as relates to Buyer;

         (f) a duly executed certificate of the chief executive officer or chief financial officer of Parent, dated the Closing Date, certifying the fulfillment of the conditions set forth in Section 7.3 (a) and (b), as relates to Parent;

         (g) all such other documents and instruments as Seller may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by Buyer of the Assumed Liabilities, duly executed by Buyer.

         6.4 CONTEMPORANEOUS EFFECTIVENESS

         All acts and deliveries prescribed by this Article 6, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

     7.  CONDITIONS PRECEDENT TO CLOSING

         7.1 GENERAL CONDITIONS

         The respective obligations of Buyer and Parent, on the one hand, and Seller, on the other hand, to effect the Closing of the transactions contemplated hereby are subject to the satisfaction in full, prior to or at the Closing, of each of the following conditions, any of which may (to the extent of applicable Law) be waived in writing by Buyer and Parent, on the one hand, and Seller, on the other hand, in its sole discretion:

         (a) No Law of any Governmental Body shall have been enacted, entered, promulgated, deemed applicable, enforced or otherwise be in effect that enjoins, restrains, conditions, makes illegal or otherwise prohibits or could impose liabilities on Buyer or Seller with respect to the consummation of this Agreement or any of the Collateral Agreements, and no Action of a Governmental Body which, if adversely determined, may result in any such Law being enacted, entered, promulgated, deemed applicable, enforced or otherwise being in effect, shall be pending.

         (b) Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement and the Collateral Agreements shall have expired or been earlier terminated.

         (c) Each DAS Principal shall have executed and delivered to Seller a Certificate in the form attached hereto as Exhibit G. ---------

         7.2 CONDITIONS PRECEDENT TO BUYER'S AND PARENT'S OBLIGATIONS

         The obligations of Buyer and Parent to effect the Closing of the transactions contemplated hereby are subject to the satisfaction in full, prior to or at the Closing, of each of the following conditions, any of which may (to the extent of applicable Law) be waived in writing by Buyer in its sole discretion:

         (a) The representations and warranties of Seller contained in this Agreement or any Collateral Agreement or in any schedule, certificate or document delivered pursuant to the provisions hereof or thereof or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations shall be true in all respects) both when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, and except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct (to the extent set forth above) as of such specified date.

         (b) Seller shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Collateral Agreement to be performed or complied with by it prior to or at the Closing.

         (c) Seller shall have executed and delivered all agreements, documents and instruments required to be executed and delivered by it pursuant to Section 6.2.

         (d) All requisite Permits necessary for the consummation of the transactions contemplated hereby shall have been duly issued, obtained and granted.

         (e) Seller shall have obtained written consents to (i) the transfer and assignment to Buyer of each HCA Engagement Agreement and (ii) the execution and delivery of, or the performance of Seller's obligations or the exercise of Buyer's right title and interest in, to and under, the Transition Services Agreement, in each case with respect to clauses (i) and (ii), where the consent of any other party is required for such assignment or transfer, or execution, delivery or performance, and (iii) the transfer or assignment to Buyer of all material Permits of Seller with respect to the operation of the Purchased Assets or the management of the Assumed Liabilities, if any, where the consent of any Governmental Body is required for such assignment or transfer, in each case, without any material limitations, restrictions or conditions.

         (f) Principal Employment Agreements in substantially the form set forth in Exhibit H (the "Principal Employment Agreements") shall have been duly entered into, delivered and not rescinded by each of the DAS Principals and not less than 22 of the DAS Professionals.

         (g) None of the HCA Engagement Agreements shall have been terminated, and none of the parties thereto shall have threatened or stated an intention to terminate any HCA Engagement Agreement.

         (h) There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have, a Material Adverse Effect with respect to the Purchased Assets or the Assumed Liabilities.

         7.3 CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

         The obligations of Seller to effect the Closing of the transactions contemplated hereby are subject to the satisfaction in full, prior to or at the Closing, of each of the following conditions, any of which may (to the extent of applicable Law) be waived in writing by Seller in its sole discretion:

         (a) The representations and warranties of Buyer and Parent contained in this Agreement or any Collateral Agreement or in any schedule, certificate or document delivered pursuant to the provisions hereof or thereof or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations shall be true in all respects) both when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, and except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct (to the extent set forth above) as of such specified date.

         (b) Each of Buyer and Parent shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Collateral Agreement to be performed or complied with by it prior to or at the Closing.

         (c) Each of Buyer and Parent shall have executed and delivered all agreements, documents and instruments required to be executed and delivered by it pursuant to Section 6.3.

         (d) There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have, a Material Adverse Effect with respect to the Buyer or the Parent which could reasonably be expected to prevent or materially interfere with the ability of either of them to consummate the transactions contemplated by this Agreement.

     8.  SURVIVAL AND INDEMNITY

         The rights and obligations of Buyer, Parent and Seller under this Agreement shall be subject to the following terms and conditions:

         8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         The representations and warranties of Buyer and Seller contained in this Agreement and in any Collateral Agreement shall survive the Closing for 24 months; provided that the representations and warranties of Seller pursuant to the first sentence of Section 3.4 shall survive the Closing in perpetuity. Neither Seller nor Buyer shall have any liability whatsoever with respect to any such representations or warranties unless a claim is made hereunder prior to expiration of the survival period for such representation or warranty.

         8.2 GENERAL AGREEMENT TO INDEMNIFY

         (a) Subject to Section 5.7(c), Seller shall indemnify, defend and hold harmless the Buyer and its Affiliates and any employee, representative, agent, director, officer, partner or principal, as applicable, or assign of Buyer and its Affiliates (each, a "Buyer Indemnified Party"), and Buyer shall indemnify, defend and hold harmless the Seller and its Affiliates and any employee, representative, agent, director, officer, partner or principal, as applicable, or assign of Seller and its Affiliates (each a "Seller Indemnified Party"), from and against any and all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys' fees and costs) (collectively, "Losses") incurred by any Buyer Indemnified Party or Seller Indemnified Party, as applicable, as a result of, arising out of or relating to (i) the failure of any representation or warranty of the Indemnifying Party (as defined in Section 8.3(a)) contained in this Agreement or any Collateral Agreement to have been true and correct when made or as of the Closing Date (or as of such different date or period specified for such representation or warranty) as though such representation or warranty were made at the Closing Date (or at such different date or period specified for such representation or warranty) or (ii) the breach by the Indemnifying Party of any covenant or agreement of such party contained in this Agreement or any Collateral Agreement.

         (b) Seller further agrees to indemnify and hold harmless Buyer and any other Buyer Indemnified Party from and against any Losses incurred by such party arising out of, resulting from, or relating to: (i) the Excluded Liabilities;
(ii) the Referenced Litigation; (iii) Seller's failure to comply with the terms and conditions of any applicable bulk sales or bulk transfer or similar Laws of any jurisdiction that may be applicable to the sale or transfer of any or all of the Purchased Assets or the Assumed Liabilities to Buyer; (iv) all other liabilities and obligations that are expressly made the obligation or liability of the Seller under this Agreement or the Collateral Agreements; or (v) the operation of the Purchased Assets and the management of the Assumed Liabilities prior to the Closing Date or the acts or omissions of Seller, any Business Employee or any Affiliate, employee or agent of Seller with respect to the Purchased Assets and Assumed Liabilities at any time prior to the Closing Date.

         (c) Buyer and Parent further agree to jointly and severally indemnify and hold harmless Seller and any other Seller Indemnified Party from and against any Losses incurred by such party arising out of, resulting from, or relating to: (i) any of the Assumed Liabilities; (ii) any claim, demand or liability for the Taxes for which Buyer is responsible pursuant to Section 5.3; (iii) any medical, health or disability claims of any Transferred Employee relating to services rendered or benefits earned after the Closing Date other than pursuant to any Benefit Plan; and (iv) any Loss arising out of or related to Buyer's continued use and occupancy of

Seller's facilities, furniture, equipment, systems and networks under the Transition Services Agreement.

         (d) Amounts payable in respect of the parties' indemnification obligations shall be treated as an adjustment to the Purchase Price.

         (e) Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim (as defined in Section 8.3(a)) both parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith, except that nothing herein shall permit Seller, or require Buyer as a condition to obtaining indemnification, to seek to collect back sales or use Tax from clients or customers who are parties to the Engagement Agreements. Notwithstanding the foregoing, Buyer shall, at the request of Seller, make reasonable commercial efforts to reduce any indemnification obligation of Seller with respect to sales Taxes by making appropriate inquiries of clients who are parties to the Engagement Agreements to determine whether they have been previously audited for use Taxes by the same jurisdiction for the same period or periods.

         (f) The indemnification obligations of each party hereto under this
Article 8 shall inure to the benefit of the Affiliates, employees, representatives, agents, directors, officers, partners and principals, as applicable, and assigns, of the other party hereto on the same terms as are applicable to such other party.

         (g) The Seller's liability for all claims made under this Section 8.2 shall be subject to the following limitations: (i) the Seller shall have no liability for any such claim(s) until, individually or in the aggregate, the amount of all Losses relating thereto for which the Seller would, but for this provision, be liable exceeds $1,000,000, and then only to the extent of any such excess; (ii) the Seller's aggregate liability for all such claims shall in no event exceed $75,000,000; (iii) the Seller shall have no liability for any breach if Buyer had Knowledge of such breach at the time of the Closing; and
(iv) the Seller's liability arising out of or with respect to the Transition Services Agreement shall be limited as provided therein, in addition to the further limitations herein; provided, however, that the foregoing limitations shall not apply to any claims for Losses made pursuant to Sections 8.2(b)(i), 8.2(b)(ii) or 8.2(b)(v) and any such Losses shall not be included in the calculation of the aggregate amount of Seller's liability under Article 8 set forth in Section 8.2(g)(ii). No Indemnified Party may make a claim for indemnification under Section 8.2(a)(i) for breach by the Indemnifying Party of a particular representation or warranty after the expiration of the survival period specified in Section 8.1. Buyer may not make a claim for indemnification under Section 8.2 following the fifth anniversary of the Closing Date; provided, however, that with regard to the indemnification obligations of Seller under
Section 8.2(b)(i), there shall be no termination or other limitation.

         (h) The amount of any Loss for which indemnification is provided under this Section 8 shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Loss.

         (i) Notwithstanding anything herein or in the Collateral Agreements to the contrary, neither of the parties hereto or thereto shall be liable to the other, whether in contract, tort or otherwise, for any special, indirect, incidental, consequential, punitive or exemplary or other similar type of damages whatsoever, which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder or the Collateral Agreements, misrepresentation (other than through fraud), including loss of profits, business interruptions and claims of customers.

         (j) Each party further acknowledges and agrees that, from and after the Closing, except in cases of proven fraud or other willful misconduct or bad faith,, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Collateral Agreements, the transactions contemplated hereby, the Purchased Assets and the Assumed Liabilities (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Section 8. In furtherance of the foregoing, from and after the Closing, except in cases of proven fraud or other willful misconduct or bad faith, each party hereby waives and releases, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the other party and its Affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Section 8) arising out of or related to this Agreement and the Collateral Agreements. Notwithstanding the foregoing, nothing in this Section 8.2(j) or elsewhere in this Agreement shall be deemed to limit any party's right to seek specific performance or other equitable relief in any court of competent jurisdiction of its rights and remedies hereunder or in any Collateral Agreement.

         8.3 GENERAL PROCEDURES FOR INDEMNIFICATION

         (a) Procedures Relating to Indemnification for Third Party Claims. In order for the Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person other than a party to this Agreement against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the party against whom indemnity is sought (the "Indemnifying Party") in writing, and in reasonable detail, of such claim or demand within ten (10) Business Days after receipt by such Indemnified Party of written notice thereof; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified parties relating to such claim or demand.

         (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled by written notice provided to the Indemnified Party within ten (10) days after the Indemnifying Party's receipt of a notice pursuant to this Section 8.3(b), to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. Notwithstanding the foregoing, in the event (i) such Indemnifying Party fails to make the election specified above within the time period so specified, (ii) such Indemnified Party reasonably concludes (based on the advice of outside counsel) that the assumption by such Indemnifying Party of the defense of such Third Party Claim would be inappropriate due to actual or potential differing interests between such Indemnified Party and such Indemnified Party or (iii) such Indemnified Party reasonably concludes (based on the advice of outside counsel) that that there may be legal defenses available to it that are different from or in addition to those available to such Indemnifying Party, such Indemnified Party shall be entitled to assume the defense of such Third Party Claim through counsel of its own choosing; provided that only the fees and expenses of one such counsel (and one additional local counsel for each state jurisdiction in which local counsel shall reasonably be required) shall be eligible for indemnification pursuant to Section 8.2. Subject to the previous sentence, if the Indemnifying Party assumes the defense of a Third Party Claim against an Indemnified Party, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.

         If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnified Parties shall cooperate with the Indemnifying Party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Except with respect to the settlement of a Third Party Claim which involves the payment of money damages only and provides for a full and unconditional release from or settlement of liability in respect of such Third Party Claim, no Third Party Claim which an Indemnifying Party has elected to defend pursuant to this Section 8.3(b) may be settled without the prior written consent of the relevant Indemnified Party, which consent shall not be unreasonably withheld or delayed.

         Notwithstanding the foregoing provisions of this Section 8.3(b), the parties hereby agree that the provisions of this Section 8.3(b) shall have no application with respect to any claim or demand by an Indemnified Party with respect to Losses which do not result from a Third Party Claim.

         (c) Procedures Relating to Indemnification for Inter-Party Claims. Any claim or demand by an Indemnified Party with respect to Losses which do not result from a Third Party Claim shall be asserted in the same manner as specified in Section 8.3(a). If the Indemnifying Party with respect to such claim or demand does not acknowledge in writing its obligation to indemnify the Indemnified Party with respect to such Losses within fifteen (15) days after its receipt of written notice from the Indemnified Party with respect to such claim or demand as specified in Section 8.3(a), the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to it under and as limited by this Agreement. Notwithstanding anything to the contrary in this Article 8, all reasonable attorneys' fees and costs incurred by a party hereto prevailing in an Action against another party hereto shall be borne by such non-prevailing party.

         (d) Buyer and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability. In the event that Buyer or Seller shall fail to make such commercially reasonably efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any person for any loss, liability, claim, damage or expense that could reasonably be expected to have been avoided if Buyer or Seller, as the case may be, had made such efforts.

     9.  TERMINATION

         9.1 TERMINATION

         This Agreement may be terminated at any time prior to the Closing Date and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

         (a) by the mutual written consent of Seller and Buyer;

         (b) by Buyer, if Seller shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section
7.1 or 7.2, and (ii) is either not capable of being cured to the reasonable satisfaction of the non-breaching party on or prior to the Outside Date or, if curable, is not cured within 15 days of receipt from Buyer of written notice thereof;

         (c) by Seller, if Buyer shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section
7.1 or 7.3, and (ii) is either not capable of being cured to the reasonable satisfaction of the non-breaching party on or prior to the Outside Date or, if curable, is not cured within 15 days of receipt from Seller of written notice thereof;

         (d) Buyer or Seller, if there shall be in effect a non-appealable injunction or order of a Governmental Body of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby.

         (e) Buyer or Seller, if the Closing shall not have occurred on or before 5:00 p.m., Eastern time, on December 31, 2003 (the "Outside Date"); provided that the failure of the Closing to occur on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or agreement provided for herein that is required to be fulfilled by it prior to Closing.

         9.2 EFFECT OF TERMINATION

         In the event of the termination of this Agreement in accordance with
Section 9.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except for the obligations of the parties hereto as provided in Sections 2.6(b), 5.10, 10.2, 10.4, 10.5, 10.12, 10.14 and this Section 9.2, and except that, notwithstanding anything in this Agreement to the contrary, neither Seller nor Buyer shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement.

     10. MISCELLANEOUS

         10.1 NOTICES

         All notices and other communications hereunder and under the Collateral Agreements shall be in writing and shall be deemed to have been duly given upon receipt if (a) mailed by certified or registered mail, return receipt requested,
(b) sent by a nationally recognized overnight delivery service (receipt requested), fee prepaid, (c) sent via facsimile with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

         (a)  If to Seller, to:

              KPMG LLP
              345 Park Avenue
              New York, New York 10154
              Attention:  Jack T. Taylor, Jr.
              Facsimile:
                        ------------------------
              E-mail:  jtaylor@kpmg.com

              and

              KPMG LLP
              Office of General Counsel
              280 Park Avenue
              New York, New York 10032
              Attention:  Mark Zuffante, Esq.
              Facsimile:  (212) 909-5687
              E-mail:  mzuffante@kpmg.com

              With a copy (which shall not constitute notice pursuant to this Section 10.1) to:

              Akin Gump Strauss Hauer & Feld LLP
              590 Madison Avenue
              New York, NY  10022
              Attention:  Stephen E. Older, Esq.
              Facsimile:  212-872-1002
              E-Mail:  solder@akingump.com


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



         (b) If to Buyer or Parent, to:

             FTI Consulting, Inc.
             900 Bestgate Road, Suite 100
             Annapolis, Maryland 21401
             Attention:  Theodore I. Pincus, Executive Vice President
                         and Chief Financial Officer
             Facsimile:  410-224-2809
             E-Mail:  ted.pincus@fticonsulting.com

             With a copy (which shall not constitute notice pursuant to this Section 10.1) to;

             Greenberg Traurig, LLP
             The MetLife Building
             200 Park Avenue
             New York, NY 10166
             Attention:  Clifford E. Neimeth, Esq.
             Facsimile:  212-801-6400
             E-Mail:  neimethc@gtlaw.com

         10.2 EXPENSES

         Any sales, use or other transfer taxes arising out of or incurred in connection with the transactions contemplated by this Agreement shall be paid by Buyer. Except as provided in the preceding sentence or otherwise in this Agreement or the Collateral Agreements, each party will pay its own costs and expenses, including legal and accounting expenses, related to the transactions contemplated by this Agreement, irrespective of when incurred and whether or not the Closing occurs. For the avoidance of doubt, the parties hereby agree and acknowledge that all fees and expenses of Grant Thornton in respect of services performed by Grant Thornton for Buyer or Parent specifically in connection with any filing, registration or report filed by Parent under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act shall be borne solely by Buyer and Parent.

         10.3 ENTIRE AGREEMENT

         The agreement of Seller and Buyer, which is comprised of this Agreement, the Schedules and Exhibits hereto, the Collateral Agreements and the Confidentiality Agreement, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

         10.4 JURISDICTION, SERVICE OF PROCESS

         Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York (as well as all appropriate appellate courts) or, if jurisdiction in such court is lacking, the courts of the State of New York sitting in New York County (as well as all appropriate appellate courts), for any actions, suits or proceedings arising out of or relating to this Agreement and the Collateral Agreements (and agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in

Section 10.1 will be effective service of process for any action, suit or proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Collateral Agreements in the aforementioned courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto hereby further irrevocably and unconditionally waives all right to trial by jury in any action, suit or proceeding arising out of this Agreement or the Collateral Agreements.

         10.5 GOVERNING LAW

         This Agreement and the Collateral Agreements will be construed in accordance with and governed by the internal procedural and substantive laws of the State of New York applicable to agreements made and to be performed entirely within such State and without regard to the conflicts of law principles thereof.

         10.6 WAIVER

         The rights and remedies of the parties to this Agreement and the Collateral Agreements are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (a) no claim or right arising out of this Agreement or the Collateral Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or noncompliance; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the Collateral Agreements.

         10.7 NO ORAL MODIFICATION

         Neither this Agreement nor the Collateral Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. Any attempted amendment in violation of this Section 10.7 will be void ab initio.

         10.8 REASONABLE COMMERCIAL EFFORTS

         In undertaking "reasonable commercial efforts" or "reasonable efforts" to satisfy any of its obligations under this Agreement or the Collateral Agreements, neither party to this Agreement or the Collateral Agreements shall be required to alter the terms of this Agreement or the Collateral Agreement, modify its normal business conduct, plans or strategies or take any action that limits its freedom of action with respect to any of its businesses or assets.

         10.9 ASSIGNMENTS, SUCCESSORS

         No party may assign any of its rights under this Agreement or any Collateral Agreements without the prior written consent of the other parties hereto or thereto. Subject to the preceding sentence, this Agreement and the Collateral Agreements will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

         10.10 SEVERABILITY

         If any provision of this Agreement or the Collateral Agreements is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement and the Collateral Agreements will remain in full force and effect. Any provision of this Agreement or the Collateral Agreements held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         10.11 CAPTIONS

         The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and the Collateral Agreements and will not be deemed to limit or otherwise affect any of the provisions hereof or thereof. Unless otherwise specified, all references herein to numbered articles and sections are to articles and sections of this Agreement, all references herein to schedules are to schedules to this Agreement and all references herein to exhibits are to exhibits to this Agreement.

         10.12 NO THIRD PARTY BENEFICIARIES

         Nothing in this Agreement or the Collateral Agreements, express or implied, is intended to or shall (a) confer on any Person other than the parties hereto and their respective successors or assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement (except with respect to Indemnified Parties as provided in Section 8.2) or the Collateral Agreements, or (b) constitute the parties hereto as partners or as participants in a joint venture. Neither this Agreement nor the Collateral Agreements shall provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right (except with respect to Indemnified Parties as provided in Section 8.2). No third party shall have any rights under Section 502, 503 or 504 of ERISA or any regulations thereunder because of this Agreement or the Collateral Agreements that would not otherwise exist without reference to this Agreement or the Collateral Agreements. No third party shall have any right, independent of any right that exists irrespective of this Agreement or the Collateral Agreements, under or granted by this Agreement or the Collateral Agreements, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement (except with respect to Indemnified Parties as provided in Section 8.2) or the Collateral Agreements.

         10.13 COUNTERPARTS

         This Agreement and Collateral Agreements may be executed simultaneously in one or more counterparts, each of which will be deemed to be an original copy of this Agreement.

         10.14 PUBLIC ANNOUNCEMENT

         Neither Seller nor Buyer shall, without the approval of the other, make any press release or other public announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law or stock exchange disclosure requirements (subject to Section 5.10), in which case the other party shall be advised and the parties shall use their reasonable commercial efforts to cause a mutually agreeable release or announcement to be issued.

         10.15 WAIVER OF COMPLIANCE WITH BULK TRANSFER LAWS

         Without limitation as to the provisions of Section 8.2(b)(iii), Buyer hereby waives compliance by Seller with the provisions of any bulk transfer Laws which may be applicable to the transactions contemplated hereby and by the Collateral Agreements; provided that Seller shall remain solely liable for any liabilities to any Person other than Buyer and its Affiliates resulting from the failure to comply with such Laws.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on its behalf by its duly authorized officers as of the date first written above.

                             KPMG LLP



                             By:/s/ Jack T. Taylor
                                ------------------------------------------------
                                Name:  Jack T. Taylor
                                Title: Vice Chair


                             DAS BUSINESS, LLC

                             By: FTI Consulting, Inc., its sole member


                             By:/s/ Theodore I. Pincus
                                ------------------------------------------------
                                Name:  Theodore I. Picus
                                Title: EVP/CFO


                             FTI CONSULTING, INC.


                             By:/s/ Theodore I. Pincus
                                ------------------------------------------------
                                Name:  Theodore I. Pincus
                                Title: EVP/CFO



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